                                            Rule 424(b)5
                                            Registration Statement No. 333-64523

PROSPECTUS
DATED OCTOBER 14, 1998
                                OFFER TO EXCHANGE
               SENIOR REMARKETED SECURED NOTES, SERIES B, DUE 2018
FOR ANY AND ALL OUTSTANDING SENIOR REMARKETED SECURED NOTES, SERIES A, DUE 2018
                                       OF

                             [CONSUMERS ENERGY LOGO]

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON NOVEMBER 13, 1998, UNLESS EXTENDED.

    Consumers Energy Company, a Michigan corporation ("Consumers"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange up to an aggregate principal amount of $200 million of its Senior Remarketed Secured Notes, Series B, Due 2018 (the "Exchange Notes") for an equal principal amount of its Senior Remarketed Secured Notes, Series A, Due 2018 (the "Notes"). The Exchange Notes will be substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions, registration rights and interest rate step-up provisions applicable only to the Notes. The Notes have been, and the Exchange Notes will be, issued under the Indenture (as defined herein). The Exchange Notes will bear interest from (the date of issuance of the Notes for which the Exchange Offer is being made) or from the most recent interest payment date to which interest on the Exchange Notes has been paid at the rate of 6.50% per annum (the "Initial Interest Rate") until June 15, 2005 (the "Initial Interest Rate Period"). Interest on the Exchange Notes during the Initial Interest Rate Period will be payable semiannually on June 15 and December 15, commencing December 15, 1998. Thereafter, each Exchange Note will bear interest at Consumers' option in either the Daily Interest Rate Mode, the Weekly Interest Rate Mode, the Commercial Paper Rate Mode, the Long Term Rate Mode (each a "Floating Interest Rate Mode"), or the Fixed Interest Rate Mode (all such terms as defined herein). Each Exchange Note may have the same or a different interest rate, Interest Rate Mode, Interest Rate Adjustment Date or Interest Rate Period (all such terms as defined herein) from each other Exchange Note. See "Description of Exchange Notes" herein. The Exchange Notes will be redeemable, in whole or in part, at the option of Consumers, until 60 days prior to the expiration of the Initial Interest Rate Period at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus 20 basis points, plus, in each case, accrued interest to the date of redemption. Interest rates on any Exchange Notes in a Floating Interest Rate Mode, Long Term Rate Mode or Fixed Rate Mode will be periodically established as described herein by one or more Remarketing Agents (as defined herein) selected by Consumers. The Exchange Notes will then be subject, at any time, to the optional redemption, in whole or in part, by Consumers commencing 60 days after the Initial Interest Rate Period, subject to certain exceptions, as provided in the applicable Prospectus Supplement. See "Description of Exchange Notes" herein.

                                                        (Continued on next page)

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 14, 1998.

(continued from front cover page)

    Until the Release Date (as defined herein), the Exchange Notes will be secured by First Mortgage Bonds (as defined herein) issued and delivered by Consumers to the Trustee. See "Description of Exchange Notes -- Security; Release Date." On the Release Date, the Exchange Notes will cease to be secured, will become unsecured general obligations of Consumers and will rank on a parity with other unsecured indebtedness of Consumers (unless otherwise secured under the limited circumstances described under the caption "Description of Exchange Notes -- Limitation on Liens").

    The Notes were sold by Consumers on June 24, 1998 to the Initial Purchasers (as defined herein) who offered a portion of the Notes in the United States to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and the remainder of the Notes were offered by the Initial Purchasers outside the United States in reliance on Regulation S under the Securities Act. See "The Exchange Offer." Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available.

    The Exchange Notes are being offered hereunder in order to satisfy certain obligations of Consumers contained in the Registration Rights Agreement dated June 24, 1998 (the "Registration Rights Agreement") by and among Consumers and Goldman, Sachs & Co. Morgan Stanley Dean Witter, and First Chicago Capital Markets, Inc. (the last three named entities collectively referred to herein as the "Initial Purchasers"), with respect to the initial sale of the Notes.

    Consumers will not receive any proceeds from the Exchange Offer. Consumers will pay all the expenses incident to the Exchange Offer. Tenders of Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) for the Exchange Offer. See "The Exchange Offer."

    The Exchange Offer is being made in reliance on certain no-action positions that have been published by the staff of the Securities and Exchange Commission (the "Commission") which require each tendering note holder to represent that it is acquiring the Exchange Notes in the ordinary course of its business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

    There has not previously been any public market for the Exchange Notes. Consumers does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that an active market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions, Consumers's financial conditions and other factors. Such conditions might cause the Exchange Notes, to the extent they are actively traded, to trade at a significant discount from face value.

    The Exchange Offer will expire at 5:00 p.m., New York City time, on
November 13, 1998, or such later date and time to which it may be extended by Consumers, which in no event shall be later than November 27, 1998. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange pursuant to the Exchange Offer.

                              AVAILABLE INFORMATION

    Consumers is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Consumers has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby (the "Exchange Offer Registration Statement"). This Prospectus, which constitutes a part of the Exchange Offer Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Exchange Offer Registration Statement as permitted by the rules and regulations of the Commission. For further information about Consumers and the Exchange Notes offered hereby, reference is made to the Exchange Offer Registration Statement, including the exhibits thereto, which may, along with reports, proxy statements and other information filed by Consumers with the Commission pursuant to the informational requirements of the Exchange Act, be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 5000 West Madison Street (Suite 1400), Chicago, Illinois 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). Such reports, proxy statements and other information concerning consumers may also be inspected and copied at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10005, the securities exchange on which certain of Consumers' securities are listed.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Consumers (File No. 1-5611) are incorporated by reference in this Prospectus:

    (a) Consumers' Annual Report on Form 10-K for the year ended December 31, 1997;

    (b) Consumers' Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

    (c) Consumers' Current Report on Form 8-K dated October 2, 1998.

    All documents and reports subsequently filed by Consumers with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Exchange Notes shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN. CONSUMERS WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE HEREIN, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE DIRECTED TO CONSUMERS ENERGY COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES LOCATED AT 212 WEST MICHIGAN AVENUE, JACKSON, MICHIGAN 49201, ATTENTION: CHIEF FINANCIAL OFFICER, TELEPHONE: (517) 788-0550. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY NOVEMBER 6, 1998.

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent any statement contained herein or in any subsequently filed document, which is also deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    Certain information contained in this Prospectus summarizes, is based upon or refers to information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.


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                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Prospectus and is qualified in its entirety by such more detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this Prospectus.



                                                     THE NOTE OFFERING
THE NOTES ...........................................   The Notes were sold by Consumers on June 24, 1998 and were subsequently offered to qualified institutional buyers
                                                        pursuant to Rule 144A and to institutional investors that
                                                        are accredited investors in a manner exempt from
                                                        registration under the Securities Act as well as to
                                                        purchasers pursuant to Regulation S under the Securities
                                                        Act.

REGISTRATION RIGHTS AGREEMENT........................   In connection with the offering of the Notes, Consumers
                                                        entered into the Registration Rights Agreement, which
                                                        granted holders of the Notes certain exchange and
                                                        registration rights. The Exchange Offer is intended to
                                                        satisfy the obligations of Consumers with respect to such
                                                        exchange and registration rights which, except for limited instances involving the Initial Purchasers (as defined in
                                                        the Registration Rights Agreement) or Holders (as defined
                                                        in the Registration Rights Agreement) who are not eligible to participate in the Exchange Offer, terminate upon the
                                                        consummation of the Exchange Offer. See "The Exchange
                                                        Offer."

                                                  THE EXCHANGE OFFER

SECURITIES OFFERED...................................   $200 million aggregate principal amount of Senior
                                                        Remarketed Secured Notes, Series B, Due 2018.

THE EXCHANGE OFFER...................................   The Exchange Notes are being offered in exchange for an
                                                        equal principal amount of Notes. As of the date hereof,
                                                        $200 million aggregate principal amount of Notes are
                                                        outstanding. The Notes may be tendered only  in integral
                                                        multiples of $1,000.

RESALE OF EXCHANGE NOTES.............................   Based on interpretations by the Staff of the Commission as set forth in no action letters issued to third parties,
                                                        Consumers believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than
                                                        any such holder that is a broker-dealer or an "affiliate"
                                                        of Consumers within the meaning of Rule 405 under the
                                                        Securities Act) without compliance with the registration
                                                        and prospectus delivery provisions of the Securities Act,
                                                        provided that (i) such Exchange Notes are acquired in the
                                                        ordinary course of business, (ii) at the time of the
                                                        commencement of the Exchange Offer, such holder has no
                                                        arrangement with any person to participate in a
                                                        distribution of the Exchange Notes
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

                                                        and (iii) such holder is not engaged in, and does not
                                                        intend to engage in, a distribution of the Exchange Notes.
                                                        By tendering the Notes in exchange for the Exchange Notes, each holder will represent to Consumers that: (i) it is
                                                        not such an affiliate of Consumers, (ii) any Exchange
                                                        Notes to be received by it will be acquired in the
                                                        ordinary course of business and (iii) at the time of the
                                                        commencement of the Exchange Offer it is not engaged in,
                                                        and does not intend to engage in, and has no arrangement
                                                        or understanding with any person to participate in, a
                                                        distribution of the Exchange Notes. If a holder of Notes
                                                        is unable to make the foregoing representations, such
                                                        holder may not rely on the applicable interpretations of
                                                        the Staff of the Commission and must comply with the
                                                        registration and prospectus delivery requirements of the
                                                        Securities Act in connection with any secondary resale
                                                        transaction.

                                                        Each broker-dealer that receives Exchange Notes for its
                                                        own account pursuant to the Exchange Offer must
                                                        acknowledge that it will deliver a prospectus in
                                                        connection with any resale of such Exchange Notes. The
                                                        Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be
                                                        deemed to admit that it is an "underwriter" within the
                                                        meaning of the Securities Act. This Prospectus, as it may
                                                        be amended or supplemented from time to time, may be used
                                                        by a broker-dealer in connection with resales of the
                                                        Exchange Notes received in exchange for the Notes where
                                                        such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading
                                                        activities. Consumers has agreed that, starting on the
                                                        Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make
                                                        this Prospectus available to any broker-dealer for use in
                                                        connection with any such resale. See "Plan of
                                                        Distribution."

                                                        To comply with the securities laws of certain
                                                        jurisdictions, it may be necessary to qualify for sale or
                                                        to register the Exchange Notes prior to offering or
                                                        selling such Exchange Notes. Consumers has agreed,
                                                        pursuant to the Registration Rights Agreement and subject
                                                        to certain specified limitations therein, to cooperate
                                                        with selling Holders or underwriters in connection with
                                                        the registration and qualification of the Exchange Notes
                                                        for offer or sale under the securities or "blue sky" laws
                                                        of such jurisdictions as may be necessary to permit the
                                                        holders of Exchange Notes to trade the Exchange Notes
                                                        without any restrictions or limitations under the
                                                        securities laws of the several states of the United
                                                        States.

CONSEQUENCES OF FAILURE TO
EXCHANGE NOTES.......................................   Upon consummation of the Exchange Offer, subject to
                                                        certain limited exceptions, holders of Notes who do not
                                                        exchange their Notes for Exchange Notes in the Exchange
                                                        Offer will no longer be entitled to registration rights
                                                        and will not be able to
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

                                                        offer or sell their Notes, unless such Notes are
                                                        subsequently registered under the Securities Act (which,
                                                        subject to certain limited exceptions, Consumers will have no obligation to do), except pursuant to an exemption
                                                        from, or in a transaction not subject to, the Securities
                                                        Act and applicable state securities laws. See "The
                                                        Exchange Offer -- Consequences of Failure to Exchange."

EXPIRATION DATE .....................................   5:00 p.m., New York City time, on November 13, 1998,
                                                        unless the Exchange Offer is extended, in which case the
                                                        term "Expiration Date" means the latest date and time to
                                                        which the Exchange Offer is extended.

CONDITIONS TO THE EXCHANGE OFFER.....................   The Exchange Offer is not conditioned upon any minimum
                                                        principal amount of Notes being tendered for exchange.
                                                        However, the Exchange Offer is subject to certain
                                                        customary conditions, which may be waived by Consumers.
                                                        See "The Exchange Offer- Conditions."  Except for the
                                                        requirements of applicable United States federal and state securities laws, there are no United States federal or
                                                        state regulatory requirements to be complied with or
                                                        obtained by Consumers in connection with the Exchange
                                                        Offer.

PROCEDURES FOR TENDERING
NOTES................................................   Each holder of Notes wishing to accept the Exchange Offer
                                                        must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions
                                                        contained herein and therein, and mail or otherwise
                                                        deliver such Letter of Transmittal, or such facsimile,
                                                        together with any other required documentation to the
                                                        Exchange Agent at the address set forth herein and effect
                                                        a tender of Notes pursuant to the procedures for
                                                        book-entry transfer as provided for herein. See "The
                                                        Exchange Offer - Procedures for Tendering" and "Book-Entry
                                                        Transfer."

GUARANTEED DELIVERY PROCEDURES.......................   Holders of Notes who wish to tender their Notes and who
                                                        cannot deliver their Notes and a properly completed Letter of Transmittal or any other documents required by the
                                                        Letter of Transmittal to the Exchange Agent prior to the
                                                        Expiration Date may tender their Notes according to the
                                                        guaranteed delivery procedures set forth under "The
                                                        Exchange Offer - Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS....................................   Tenders of Notes may be withdrawn at any time prior to
                                                        5:00 p.m., New York City time, on the Expiration Date. To
                                                        withdraw a tender of Notes, a written or facsimile
                                                        transmission notice of withdrawal must be received by the
                                                        Exchange Agent at its address set forth under "The
                                                        Exchange Offer-Exchange Agent" prior to 5:00 p.m., New
                                                        York City time, on the Expiration Date.

ACCEPTANCE OF NOTES
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
AND DELIVERY OF EXCHANGE NOTES.......................   Subject to certain conditions, any and all Notes that are
                                                        properly tendered in the Exchange Offer prior to 5:00
                                                        p.m., New York City time, on the Expiration Date will be
                                                        accepted for exchange. The Exchange Notes issued pursuant
                                                        to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer - Acceptance
                                                        of Notes for Exchange; Delivery of Exchange Notes."

CERTAIN UNITED STATES TAX CONSEQUENCES ..............   The exchange of Notes for Exchange Notes will not
                                                        constitute a taxable exchange for United States federal
                                                        income tax purposes.  See "Certain United States Federal
                                                        Income Tax Consequences."

EXCHANGE AGENT.......................................   The Chase Manhattan Bank is serving as exchange agent (the
                                                        "Exchange Agent") in connection with the Exchange Offer.

FEES AND EXPENSES....................................   All expenses incident to Consumers's consummation of the
                                                        Exchange Offer and compliance with the Registration Rights
                                                        Agreement will be borne by Consumers. See "The Exchange
                                                        Offer- Fees and Expenses."

USE OF PROCEEDS......................................   There will be no cash proceeds payable to Consumers from
                                                        the issuance of the Exchange Notes pursuant to the
                                                        Exchange Offer. Approximately $136 million of the proceeds from the sale of the Notes were used to effect the tender
                                                        for the then outstanding Consumers' 8 7/8% First Mortgage
                                                        Bonds which were due November 1999.  The remaining net
                                                        proceeds of approximately $64 million were used for
                                                        general corporate purposes.  See "Use of Proceeds."
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


                                                  THE EXCHANGE NOTES

SECURITIES OFFERED...................................   $200 million aggregate principal amount of Senior
                                                        Remarketed Secured Notes, Series B, Due 2018.

MATURITY.............................................   June 15, 2018

INTEREST RATE........................................   The Exchange Notes will bear interest at the rate of 6.50%
                                                        per annum until June 15, 2005 (the "Initial Interest Rate
                                                        Period"). Interest on the Exchange Notes during the
                                                        Initial Interest Rate Period will be payable semiannually
                                                        on June 15 and December 15, commencing December 15, 1998.
                                                        Thereafter, each Exchange Note will bear interest at
                                                        Consumers' option in either the Daily Interest Rate Mode,
                                                        the Weekly Interest Rate Mode, the Commercial Paper Rate
                                                        Mode, the Long Term Rate Mode or the Fixed Interest Rate
                                                        Mode (all such terms as defined herein). Each Exchange
                                                        Note may have the same or a different interest rate,
                                                        Interest Rate Mode, Interest Rate Adjustment Date or
                                                        Interest Rate Period (all such terms as defined herein)
                                                        from each other Exchange Note. After June 15, 2005,
                                                        interest rates will be periodically established by one or
                                                        more Remarketing Agents (as defined herein) selected by
                                                        Consumers. See "Description of Exchange Notes - Interest -
                                                        Floating Interest Rates - Interest Rate Modes -
                                                        Conversion."

OPTIONAL REDEMPTION..................................   The Exchange Notes will be redeemable, in whole or in
                                                        part, at the option of Consumers, until 60 days prior to
                                                        the expiration of the Initial Interest Rate Period at a
                                                        redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of
                                                        the remaining scheduled payments of principal and interest
                                                        (not including the portion of any such payments of
                                                        interest accrued as of the redemption date) discounted to
                                                        the date of redemption on a semiannual basis (assuming a
                                                        360-day year consisting of twelve 30-day months) at the
                                                        Treasury Yield (as defined herein) plus 20 basis points,
                                                        plus, in each case, accrued interest to the date of
                                                        redemption. The Exchange Notes will then be subject, at
                                                        any time, to the optional redemption, in whole or in part, by Consumers commencing 60 days after the expiration of
                                                        the Initial Interest Rate Period, subject to certain
                                                        exceptions. See "Description of Exchange Notes - Optional
                                                        Redemption."

RANKING..............................................   Until the Release Date (as defined herein), all of the
                                                        Senior Notes (as defined herein) outstanding will be
                                                        secured by one or more series of First Mortgage Bonds
                                                        issued and delivered by Consumers to the Trustee. On the
                                                        Release Date, the Senior Notes will cease to be secured by
                                                        First Mortgage Bonds, will become unsecured general
                                                        obligations of Consumers and will rank on a parity with
                                                        other senior unsecured indebtedness of Consumers.  See
                                                        "Description of Exchange Notes - General."
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

CERTAIN COVENANTS....................................   The Exchange Notes will be issued under an Indenture which contains covenants that, among other things, limit the
                                                        ability of Consumers to incur certain additional liens or
                                                        engage in certain sale-leaseback transactions following
                                                        the Release Date.  See "Description of Exchange Notes -
                                                        Certain Covenants of Consumers."

FORM AND DENOMINATION................................   The Exchange Notes will be fully registered under the
                                                        Securities Act and will be issued in the form of one or
                                                        more Global Exchange Notes in fully registered form,
                                                        deposited with a custodian for and registered in the name
                                                        of a nominee of the Depositary. Beneficial interests in
                                                        the Global Exchange Notes will be shown on, and transfers
                                                        thereof will be effected through, records maintained by
                                                        the Depositary and its Participants.  See "Description of
                                                        Exchange Notes - Registration, Transfer and Exchange."

EXCHANGE OFFER, REGISTRATION RIGHTS..................   Pursuant to a Registration Rights Agreement among
                                                        Consumers and the Initial Purchasers, Consumers agreed,
                                                        among other things, (i) to file a registration statement
                                                        (the "Exchange Offer Registration Statement") on or prior
                                                        to 150 days after the closing of the offering (the
                                                        "Closing") with respect to an offer to exchange the Notes
                                                        for a new issue of debt securities of Consumers (the
                                                        "Exchange Notes") registered under the Securities Act,
                                                        with terms substantially identical to those of the Notes
                                                        (the "Exchange Offer") and (ii) to use its best efforts to cause the Exchange Offer Registration Statement to be
                                                        declared effective by the Commission on or prior to 180
                                                        days after Closing. In certain circumstances, Consumers
                                                        will be required to provide a shelf registration statement
                                                        (the "Shelf Registration Statement") to cover resales of
                                                        the Notes by the Holders thereof. If Consumers fails to
                                                        satisfy its registration obligation under the Registration
                                                        Rights Agreement, Consumers will be required to pay
                                                        liquidated damages ("Liquidated Damages") to the Holders
                                                        of Notes under certain circumstances.  See "The Exchange
                                                        Offer - Registration Rights; Liquidated Damages."
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                            CONSUMERS ENERGY COMPANY

    Consumers, incorporated in Michigan in 1968, is the successor to a corporation organized in Maine in 1910 that did business in Michigan from 1915 to 1968. Consumers was named Consumers Power Company from 1910 to the first quarter of 1997, when Consumers changed its name to Consumers Energy Company.
Consumers is the principal subsidiary of CMS Energy Corporation, a Michigan corporation ("CMS Energy"). CMS Energy, through other subsidiaries, is also engaged in several domestic and international energy-related businesses including: oil and gas exploration and production; acquisition, development and operation of independent power production facilities; storage, transmission and processing of natural gas; energy marketing, services and trading; and international energy distribution.

    Consumers is a public utility serving gas or electricity to almost six million of Michigan's nine and a half million residents in all 68 counties in Michigan's Lower Peninsula. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries.
Consumers' electric operations include the generation, purchase, transmission and distribution of electricity in 61 of the 68 counties in the Lower Peninsula of Michigan. Consumers' gas operations include the purchase, transportation, storage and distribution of gas serving 54 of the 68 counties in the Lower
Peninsula of Michigan. At December 31, 1997, Consumers provided service to 1.6 million electric customers and 1.5 million gas customers.

    Consumers' 1997 consolidated operating revenue of $3,769 million was derived 67% ($2,515 million) from its electric utility business, 32% ($1,204 million) from its gas utility business and 1% ($50 million) from its non-utility business.

    Consumers' electric generating system consists of five fossil-fueled plants, one nuclear plant, one pumped storage hydroelectric facility, seven gas combustion turbine plants and thirteen hydroelectric plants. Consumers-owned system generating capacity (including the pumped storage hydroelectric facility, of which Consumers has a 51% ownership) was 6,255 megawatts ("MW") as of December 31, 1997. In 1997, Consumers purchased 1,648 MW of net capacity from independent power producers. Consumers' peak power demand for 1997 was 7,315 MW in July 1997.

    Consumers' gas distribution and transmission system consists of 22,825 miles of distribution mains and 1,057 miles of transmission lines throughout the Lower Peninsula of Michigan. Consumers owns and operates six compressor stations with a total of 133,560 installed horsepower.

    Consumers is subject to regulation by various federal, state and local agencies including the Michigan Public Service Commission ("MPSC"), the Federal
Energy Regulatory Commission ("FERC") and the Nuclear Regulatory Commission
("NRC"). The MPSC regulates public utilities in Michigan with respect to retail utility rates, accounting, services, certain facilities and various other matters. The FERC has jurisdiction over certain aspects of Consumers' gas business relating, among other things, to the acquisition, operation and disposal of assets and facilities and to service provided and rates charged by Michigan Gas Storage Company, a subsidiary of Consumers. Under certain circumstances, the FERC also has the power to modify gas tariffs of interstate pipeline companies. Certain aspects of Consumers' gas business also are subject to regulation by the FERC including a blanket transportation tariff pursuant to which Consumers can transport gas in interstate commerce. Certain aspects of Consumers' electric operations also are subject to regulation by the FERC, including compliance with the FERC's accounting rules and other regulations applicable to "public utilities" and "licensees," the transmission of electric energy in interstate commerce and the rates and charges for the sale of electric energy at wholesale, the consummation of certain mergers, the sale of certain facilities, the construction, operation and maintenance of hydroelectric projects and the issuance of securities, as provided by the Federal Power Act.
Consumers is subject to NRC jurisdiction with respect to the design, construction, operation and decommissioning of its nuclear power plants.

    The foregoing information concerning Consumers does not purport to be comprehensive. For additional information concerning Consumers' business and affairs, including its capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which it is subject, prospective purchasers should refer to the Incorporated Documents. See "Incorporation of Certain Documents by Reference."


                                       8

RECENT DEVELOPMENTS

    On October 2, 1998, Consumers initiated a process for the solicitation of bids to acquire Consumers' rights to 1240 MW of contract capacity and associated energy ("PPA Rights") under its Power Purchase Agreement ("PPA") with Midland Cogeneration Venture Limited Partnership ("MCV"). The term of the PPA is for 35 years, which commenced on the date of commercial operations of the MCV's generating facilities in March 1990. The PPA Rights are being offered in one 1240 MW block or in two 620 MW pieces, for the period from the effective date in 1999 through either September 2007 or March 2025.

    Morgan Stanley Dean Witter has been retained to act as financial advisor in the solicitation of bids, and is contemporaneously distributing a summary information brochure to potentially interested parties. Parties who sign a confidentiality agreement will receive additional confidential information, after which they will submit indicative bids. Consumers anticipates that those parties who are invited into more detailed investigation will be asked to submit binding bids in mid January 1999.

    Consumers has reserved the right at any time, in its sole discretion, to terminate the bidding process or to reject any or all bids. Consumers will not consummate a transaction unless important customer benefits flow from that transaction. Any such transaction would be subject to the approval of Consumers' Board of Directors and obtaining satisfactory ratemaking and accounting treatment from the MPSC and the FERC with respect to the definitive agreement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following is a summary of certain financial information of Consumers and its consolidated subsidiaries and is qualified in its entirety by, and should be read in conjunction with, the detailed information and Consumers consolidated financial statements and notes thereto included in the Incorporated Documents. See "Incorporation of Certain Documents by Reference."



                                                    TWELVE MONTHS               YEAR ENDED/AT DECEMBER 31,
                                                       ENDED/AT                 --------------------------

                                                     JUNE 30,
                                                       1998         1997         1996          1995        1994      1993
                                                       ----         ----         ----          ----        ----      ----
                                                    (UNAUDITED)                 (IN MILLIONS)
Operating revenue ..............................     $3,696        $3,769       $3,770       $3,511      $3,356    $3,243
Net income .....................................        342           321          296          255         226       198
Net income available to common stockholder .....        305           284          260          227         202       187
Total assets ...................................      7,076         6,949        7,025        6,954       6,809     6,551
Long-term debt, excluding current maturities ...      2,159         1,369        1,900        1,922       1,953     1,839
Non-current portion of capital leases ..........         77            74          100          104         108       106
Total preferred stock ..........................        238           238          356          356         356       163
Total trust preferred securities ...............        220           220          100           --          --        --



                                 USE OF PROCEEDS

There will be no cash proceeds payable to Consumers from the issuance of the Exchange Notes pursuant to the Exchange Offer. Net proceeds from the sale of the Notes in the amount of approximately $136 million were used to effect the tender for the then outstanding Consumers' 8 7/8% First Mortgage Bonds which were due November 15, 1999. The remaining net proceeds of approximately $64 million were used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for the twelve months ended June 30, 1998 and for each of the years ended December 31, 1993 through 1997 are as follows:

                                                                       Year Ended December 31,
                                                                       -----------------------
                                             Twelve Months
                                           Ended June 30, 1998    1997    1996    1995    1994   1993
                                           -------------------    ----    ----    ----    ----   ----
Ratio of earnings to fixed charges ................ 3.26          3.31    3.27    2.82    2.81   2.46


For the purpose of computing such ratio, earnings represent net income before income taxes, net interest charges and estimated interest portion of lease rentals.

                          DESCRIPTION OF EXCHANGE NOTES

GENERAL

    The Exchange Notes will be issued under the Indenture, dated as of February 1, 1998, as supplemented (collectively, the "Indenture") between Consumers and The Chase Manhattan Bank (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete, make use of defined terms (some but not all of which are defined herein) and are subject to, and qualified in their entirety by, all of the provisions of the Indenture, which is incorporated herein by this reference and which is available upon request to the Trustee. Unless otherwise indicated, references to Section numbers under this caption are references to the Section numbers of the Indenture.

    Until the Release Date (as defined below), all of the senior notes outstanding under the Indenture (the "Senior Notes") will be secured by one or more series of Consumers' First Mortgage Bonds (as defined below) issued and delivered by Consumers to the Trustee. See "Security; Release Date." ON THE RELEASE DATE, THE SENIOR NOTES (INCLUDING THE EXCHANGE NOTES) WILL CEASE TO BE SECURED BY FIRST MORTGAGE BONDS, WILL BECOME UNSECURED GENERAL OBLIGATIONS OF CONSUMERS AND WILL RANK ON A PARITY WITH OTHER UNSECURED INDEBTEDNESS OF CONSUMERS. The Indenture provides that, in addition to the Exchange Notes offered hereby, additional Senior Notes may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the Release Date, the principal amount of Senior Notes that may be issued and outstanding cannot exceed the principal amount of Senior Note Mortgage Bonds (as defined herein) then held by the Trustee. See "Description of First Mortgage Bonds -- Issuance of Additional First Mortgage Bonds."

    There is no requirement under the Indenture that future issues of debt securities of Consumers be issued exclusively under the Indenture, and Consumers will be free to employ other indentures (including, prior to the Release Date, the Mortgage (as defined below)) or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of Senior Notes (including the Exchange Notes), in connection with future issues of such other debt securities.

    There are no provisions in the Indenture or the Exchange Notes that require Consumers to redeem, or permit the holders to cause a redemption of, the Exchange Notes or that otherwise protect the holders in the event that Consumers incurs substantial additional indebtedness, whether or not in connection with a change in control of Consumers.

INTEREST

    General. The Exchange Notes will initially bear interest at a rate 6.50% per annum (the "Initial Interest Rate") through June 15, 2005 (the "Initial Interest Rate Period"). Thereafter, each Exchange Note will bear interest at Consumers' option in either the Daily Interest Rate Mode, the Weekly Interest Rate Mode, the Commercial Paper Term Mode, the Long Term Rate Mode or the Fixed Interest Rate Mode. Each Exchange Note may bear interest in the same or a different Interest Rate Mode from other Exchange Notes. The interest rate for Exchange Notes will be established periodically as described herein by a remarketing agent selected by Consumers (the "Remarketing Agent"). Consumers also may appoint one or more standby remarketing agents for any Remarketing Agent (each, a "Standby Remarketing Agent") by an agreement supplemental to the Remarketing Agreement. See "-- Remarketing -- The Remarketing Agreement."

    Interest will be payable on any Exchange Note at maturity and (i) bearing interest at the Initial Interest Rate, on June 15 and December 15 of each year through the Initial Interest Rate Period; (ii) for any Interest Rate Period in the Commercial Paper Term Mode, on the Interest Rate Adjustment Date commencing the next succeeding Interest Rate Period for such Exchange Note and on such other dates (if any) as will be established upon conversion of such Exchange Note to the Commercial Paper Term Mode or upon remarketing of the Exchange Note in a new Interest Rate Period in the Commercial Paper Mode; (iii) in the Daily or Weekly Interest Rate Mode, on the first Business Day of each month (unless such day is less than 11 days after conversion to such Interest Rate Mode, in which case interest will be payable on the first Business Day of the next succeeding month); (iv) in the Long Term Rate Mode or Fixed Interest Rate Mode, at least semiannually on such dates as will be established by Consumers upon conversion of such Exchange Note to such Long Term Rate Mode (or upon remarketing of the Exchange Note in a new Interest Rate Period in the Long Term Rate Mode, as the case may be) or Fixed Interest Rate Mode and set forth in the applicable Exchange Note in the case of a fixed interest rate, or as described below under "Floating Interest Rates" in the case of a floating interest rate, and on the Interest Rate Adjustment Date commencing the next succeeding Interest Rate Period, in the case of Exchange Notes in the Long Term Rate Mode. Such interest will be payable to the holder thereof as of the related Record Date, which for any Exchange Note (x) in the Daily or Weekly Interest Rate Mode, is the last calendar day of the month preceding an Interest Payment Date; (y) in the Commercial Paper Term Mode, is the Business Day prior to the related Interest Payment Date; and (z) bearing interest at the Initial Interest Rate or in the Long Term Rate Mode or Fixed Interest Rate Mode, is 15 days prior to the related Interest Payment Date. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, and no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day. Interest on the Exchange Notes bearing interest in the Daily or Weekly Interest Rate Mode, the Commercial Paper Term Mode or at a floating interest rate during a Long Term Rate Period will be computed on the basis of actual days elapsed over 360; provided that, if an applicable Interest Rate Basis is the CMT Rate or Treasury Rate (each as defined below), interest will be computed on the basis of actual days elapsed over the actual number of days in the year. Interest on the Exchange Notes bearing interest at a fixed rate in the Long Term Rate Mode or Fixed Interest Rate Mode will be computed on the basis of a year of 360 days consisting of twelve 30-day months; and interest on the Exchange Notes at the Initial Interest Rate will be computed on the basis of (a) actual days elapsed over 360 if the Initial Interest Rate Period is less than one year or (b) a year of 360 days consisting of twelve 30-day months if the Initial Interest Rate Period is one year or more.

    As used herein, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions located in the State of Michigan or in the state in which the principal corporate trust office of the Note Trustee is located, are authorized or obligated by or pursuant to law or executive order to close; provided, however, that with respect to Exchange Notes in the Long Term Rate Mode as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means (i) if the Index Currency (as hereinafter defined) is other than European Currency Units or any successor currency (collectively, "ECU"), any day on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on the page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

    Determination of Interest Rates. The interest rate and, in the case of a floating interest rate, the Spread (if any) and the Spread Multiplier (if any) for any Exchange Note will be established by the applicable Remarketing Agent in a remarketing (as described below) or otherwise not later than the first day of each succeeding Interest Rate Period for such Exchange Note, which must be a Business Day (each, an "Interest Rate Adjustment Date"), and will be the minimum rate of interest and, in the case of a floating interest rate, the Spread (if any) and the Spread Multiplier (if any) necessary in the judgment of such Remarketing Agent to produce a par bid in the secondary market for such Exchange Note on the date the interest rate is established. Such rate will be effective for the next succeeding Interest Rate Period for such Exchange Note commencing on such Interest Rate Adjustment Date.

    With respect to Exchange Notes, in the event that (i) the Remarketing Agent for such Exchange Notes has been removed or has resigned and no successor has been appointed, or (ii) the Remarketing Agent for such Exchange Notes has failed to announce the appropriate interest rate on the Interest Rate Adjustment Date for any such Exchange Note for whatever reason, or (iii) the appropriate interest rate or Interest Rate Period cannot be determined for any such Exchange Note for whatever reason, Consumers shall have the right to purchase such Exchange Notes at a price equal to 100% of the principal amount thereof. If Consumers does not exercise its right to purchase the Exchange Notes, all such Exchange Notes shall be automatically converted to the Commercial Paper Term Mode with an Interest Rate Period of generally seven days, determined as provided below under "Interest Rate Modes -- Commercial Paper Term Period," and the rate of interest thereon shall be equal to the rate per annum announced by The Chase Manhattan Bank (or such other nationally recognized bank located in the United States as Consumers may select) as its prime lending rate (such rate of interest being referred to herein as the "Special Interest Rate").

    The interest rate on the Exchange Notes shall not exceed the "Maximum Rate," which is defined to mean the rate of interest equal to 15% per annum or such higher rate as may be established from time to time by the Board of Directors of Consumers.

    The Note Trustee will, upon request of any Beneficial Owner of a Exchange Note, advise such Beneficial Owner or the applicable Remarketing Agent of the interest rate and, in the case of a floating interest rate, the Interest Rate Basis or Bases, Spread (if any) and Spread Multiplier (if any), and in each case the other terms applicable to such Beneficial Owner's Exchange Notes for the next Interest Rate Period. Neither the Note Trustee nor Consumers will otherwise be required to advise Beneficial Owners of the applicable interest rate.

    The interest rate announced by the Remarketing Agent, absent manifest error, is binding and conclusive upon the Beneficial Owners, Consumers and the Note Trustee.

FLOATING INTEREST RATES

    While any Exchange Note bears interest in the Long Term Rate Mode, Consumers may elect a floating interest rate by providing notice, which will be in or promptly confirmed in writing (which includes facsimile or appropriate electronic media), received by the Note Trustee and the Remarketing Agent for such Exchange Note (the "Floating Interest Rate Notice") not less than ten (10) days prior to the Interest Rate Adjustment Date for such Long Term Rate Period. The Floating Interest Rate Notice must identify by CUSIP number or otherwise the portion of the Exchange Notes to which it relates and state the Long Term Rate Period therefor to which it relates. Each Floating Interest Rate Notice must also state the Interest Rate Basis or Bases, the Initial Interest Reset Date, the Interest Reset Period and Dates, the Interest Payment Period and Dates, the Index Maturity and the Floating Rate Maximum Interest Rate and/or Floating Rate Minimum Interest Rate, if any. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the Floating Interest Rate Notice will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

    If any Exchange Note bears interest at a floating rate in a Long Term Rate Period, such Exchange Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any, in each case as specified by the Remarketing Agent. Commencing on the Interest Rate Adjustment Date for such Long Term Rate Period, the rate at which interest on such Exchange Note will be payable will be reset as of each Interest Reset Date during such Long Term Rate Period specified in the applicable Floating Interest Rate Notice.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Long Term Rate Period for such Exchange Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Long Term Rate Period by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate from time to time for such Long Term Rate Period. The "Index Maturity" is the period to maturity to the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

    The applicable floating interest rate on any Exchange Note during any Long Term Rate Period will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may include (i) the CD Rate, (ii) the CMT Rate, (iii) the Federal Funds Rate, (iv) LIBOR, (v) the Prime Rate, (vi) the Treasury Rate, or (vii) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Floating Interest Rate Notice.

    Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Floating Interest Rate Notice, the interest rate in effect on each day will be (i) if such day is an

Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, unless LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, in which case such Interest Reset Date will be the immediately preceding Business Day. In addition, if the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

    The applicable Floating Interest Rate Notice will specify whether the rate of interest will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Floating Interest Rate Notice, the Interest Reset Dates will be, in the case of a floating interest rate which resets: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (unless the Treasury Rate is an applicable Interest Rate Basis, in which case the Tuesday of each week except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Floating Interest Rate Notice; and
(vi) annually, the third Wednesday of the month specified in the applicable Floating Interest Rate Notice.

    The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. The "Interest Determination Date" with respect to the Treasury Rate will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday. If the interest rate of any Exchange Note is a floating interest rate determined with reference to two or more Interest Rate Bases specified in the applicable Floating Interest Rate Notice, the "Interest Determination Date" pertaining to the Exchange Note will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the related Interest Reset Date.

    Either or both of the following may also apply to the floating interest rate on any Exchange Note for a Long Term Rate Period: (i) a Floating Rate Maximum Interest Rate, or ceiling, that may accrue during any Interest Reset Period and
(ii) a Floating Rate Minimum Interest Rate, or floor, that may accrue during any Interest Reset Period. In addition to any Floating Rate Maximum Interest Rate that may apply, the interest rate on any Exchange Note will in no event be higher than the Maximum Rate established by Consumers or the maximum rate permitted by Michigan law, as the same may be modified by United States laws of general application.

    Except as provided below or in the applicable Floating Interest Rate Notice, interest will be payable, in the case of floating interest rates which reset:
(i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Floating Interest Rate Notice; (ii) quarterly, on the third Wednesday of March, June, September and December of each year, (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Floating Interest Rate Notice; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Floating Interest Rate Notice and, in each case, on the Business Day immediately following the applicable Long Term Rate Period. If any Interest

Payment Date for the payment of interest at a floating rate (other than following the end of the applicable Long Term Rate Period) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that if LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

    All percentages resulting from any calculation of floating interest rates will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

    Accrued floating rate interest will be calculated by multiplying the principal amount of the applicable Exchange Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable Interest Reset Period. Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, if any applicable Interest Rate Basis is the CD Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year if an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, if the floating interest rate is calculated with reference to two or more Interest Rate Bases, the interest factor will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Floating Interest Rate Notice.

    For any Exchange Note bearing interest at a floating rate, the applicable Remarketing Agent will determine the interest rate in effect from the Interest Rate Adjustment Date for such Exchange Note to the initial Interest Reset Date. The Remarketing Agent will determine the interest rate in effect for each Interest Reset Period thereafter. Upon request of the Beneficial Owner of a Exchange Note, after any Interest Rate Adjustment Date, the Remarketing Agent will disclose the interest rate and, in the case of a floating interest rate, Interest Rate Basis or Bases, Spread (if any) and Spread Multiplier (if any), and in each case the other terms applicable to such Exchange Note then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Exchange Note. Except as described herein with respect to a Exchange Note earning interest at floating rates, no notice of the applicable interest rate, Spread (if any) or Spread Multiplier (if any) will be sent to the Beneficial Owner of any Exchange Note.

    Unless otherwise specified in the applicable Floating Interest Rate Notice, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Date or Maturity, as the case may be.

    CD Rate. If an Interest Rate Basis for any Exchange Note is specified in the applicable Floating Interest Rate Notice as the CD Rate, the CD Rate will be determined as of the applicable Interest Determination Date (a "CD Rate Interest Determination Date") as the Rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Floating Interest Rate Notice as published by the Board of Governors for the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 p.m., New York City time, on the related Calculation Date (as defined above), the Rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Floating Interest Rate Notice as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for United States Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such Rate is not yet published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Remarketing Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Remarketing Agent, after consultation with Consumers, for negotiable United States dollars certificates of deposit of major United States money market banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice in an amount that is representative for a single transaction in that market at the time, provided, however, that if the dealers so selected by the Remarketing Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

    CMT Rate. If an Interest Rate Basis for any Exchange Note is specified in the applicable Floating Interest Rate Notice as the CMT Rate, the CMT Rate will be determined as of the applicable Interest Determination Date (a "CMT Rate Interest Determination Date") as the Rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the Rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the Floating Interest Rate Notice, for the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such Rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity Rate for the Designated CMT Maturity Index as published in H.15(519). If such Rate is no longer published or is not published by 3:00 p.m., New York City time on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Remarketing Agent determines to be comparable to the Rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Remarketing Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Remarketing Agent, after consultation with Consumers (from five such Reference Dealers selected by the Remarketing Agent after consultation with Consumers, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Remarketing Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Remarketing Agent and will be yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Remarketing Agent, after consultation with Consumers, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least U.S.$100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Remarketing Agent, after consultation with Consumers, are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Remarketing Agent, after consultation with Consumers, will obtain from five References Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Floating Interest Rate Notice (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Floating Interest Rate Notice, the Designated CMT Telerate Page shall be 7052 for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the United States Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Floating Interest Rate Notice with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Floating Interest Rate Notice, the Designated CMT Maturity Index shall be 2 years.

    Federal Funds Rate. If an Interest Rate Basis for any Exchange Note is specified in the applicable Floating Interest Rate Notice as the Federal Funds Rate, the Federal Funds Rate will be determined as of the applicable Interest Determination Date (a "Federal Funds Rate Interest Determination Date") as the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or if not published by 3:00 p.m., New York City time, on the Calculation Date, the Rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds Effective Rate". If such rate is not published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Remarketing Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Remarketing Agent after consultation with Consumers, prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Remarketing Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

    LIBOR. If an Interest Rate Basis for any Exchange Note is specified in the applicable Floating Interest Rate Notice as LIBOR. LIBOR will be determined by the Remarketing Agent as of the applicable Interest Determination Date (a "LIBOR Interest Determination Date") in accordance with the following provisions:

        (i) if (a) "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the arithmetic mean of the offered rates (unless the Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate will be used) for deposits in the Index Currency having the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on the applicable Interest Reset Date, that appear (or, if only a single Rate is required as aforesaid, appears) on the Designated LIBOR Page (as defined below) as of 11:00 a.m, London time, on such LIBOR Interest Determination Date, or (b) "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such Rate appears, as applicable. LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.
        (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Remarketing Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Remarketing Agent, after consultation with Consumers, to provide the Remarketing Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Remarketing Agent, after consultation with Consumers, for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Floating Interest Rate Notice and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Remarketing Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency or composite currency specified in the applicable Floating Interest Rate Notice as to which LIBOR will be calculated. If no such currency or composite currency is specified in the applicable Floating Interest Rate Notice, the Index Currency will be United States dollars.

    "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center will be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the display on the Reuter Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the Index Currency.

    Prime Rate. If an Interest Rate Basis for any Exchange Note is specified in the applicable Floating Interest Rate Notice as the Price Rate, the Prime Rate will be determined as of the applicable Interest Determination Date (a "Prime Rate Interest Determination Date") as the Rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 p.m., New York City time, on the related Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen U.S. PRIME 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen U.S. PRIME 1 Page for such Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include The Chase Manhattan Bank) in The City of New York selected by the Remarketing Agent, after consultation with Consumers. If fewer than four such quotations are so provided, the Prime Rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by as many substitute banks or trust companies (which may include The Chase Manhattan Bank) as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, have total equity capital of at least U.S.$300 million and are each subject to supervision or examination by Federal or State authority, selected by the Remarketing Agent, after consultation with Consumers, to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Remarketing Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

    "Reuters Screen U.S. PRIME 1 Page" means the display designated as page "U.S. PRIME 1" on the Reuter Monitor Money Rates Service (or such other page as may replace the U.S. PRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    Treasury Rate. If an Interest Rate Basis for any Exchange Note is specified in the applicable Floating Interest Rate Notice as the Treasury Rate, the Treasury Rate will be determined as of the applicable Interest Determination Date (a "Treasury Rate Interest Determination Date") as the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Floating Interest Rate Notice, as such rate is published in H.15(519) under the heading "Treasury bills-auction average (investment)" or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Floating Interest Rate Notice are not reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Remarketing Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Remarketing Agent or its affiliates) selected by the Remarketing Agent, after consultation with Consumers, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice; provided, however, that if the dealers so selected by the Remarketing Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

INTEREST RATE MODES

    The times specified below are subject to extension pursuant to standby remarketing arrangements, if any, as provided herein. See "-- Remarketing -- Interest Rate Adjustment Date; Determination of Interest Rate" below.

    Commercial Paper Term Period. The Interest Rate Period for any Exchange Note in the Commercial Paper Term Mode will be a Commercial Paper Term Period, which will be a period of not less than one nor more than 364 consecutive calendar days, as determined by Consumers or, if not so determined, by the Remarketing Agent for such Exchange Note (in its best judgment in order to obtain the lowest interest cost for such Exchange Note). Each Commercial Paper Term Period will commence on the Interest Rate Adjustment Date therefor and end on the day preceding the date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Exchange Note. The interest rate for any Commercial Paper Term Period relating to a Exchange Note will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Exchange Note which is the first day of each Interest Rate Period for such Exchange Note, provided, however, that if such day is not a Business Day, the Interest Rate Adjustment Date for any Exchange Note in such Commercial Paper Term Mode shall be the next succeeding day which is a Business Day.

    As used herein, "Commercial Paper Term Mode" means, with respect to any Exchange Note, the Interest Rate Mode in which the interest rate on such Exchange Note is reset on a periodic basis which shall not be less than one calendar day nor more than 364 consecutive calendar days and interest is paid as provided for such Interest Rate Mode above under "-- Interest -- General."

    Daily Interest Rate Period. The Interest Rate Period for any Exchange Note in the Daily Interest Rate Mode will commence at the beginning of each Business Day and end at the end of the calendar day preceding the next Business Day. The interest rate for such Exchange Notes will be determined each Business Day not later than 9:30 a.m., New York City time, on such day. The Daily Interest Rate Mode shall occur only so long as the Exchange Notes are maintained in a book-entry system.

    As used herein, "Daily Interest Rate Mode" means, with respect to any Exchange Note, the Interest Rate Mode in which the interest rate on such Exchange Note is reset on a daily basis and interest is paid as provided for such Interest Rate Mode above under "-- Interest General."

    Weekly Interest Rate Period. The Interest Rate Period for any Exchange Note in the Weekly Interest Rate Mode will be a period approximating one week commencing on any Business Day, as determined by the Remarketing Agent for such Exchange Note, and ending on the day preceding the first day of the next Interest Rate Period for such Exchange Note. The interest rate for any Exchange Notes in the Weekly Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Exchange Notes, which is the first day of the Interest Rate Period for such Exchange Notes.

    As used herein, "Weekly Interest Rate Mode" means, with respect to any Exchange Note, the Interest Rate Mode in which the interest rate on such Exchange Note is reset on a weekly basis and interest is paid as provided for such Interest Rate Mode above under "-- Interest General."

    Long Term Interest Rate Period. The Interest Rate Period for any Exchange
Note in the Long Term Rate Mode will be established by Consumers as a period of more than 364 days and less than the Stated Maturity of such Exchange Note; provided, however, that such Interest Rate Period must end on the day prior to an Interest Payment Date for such Exchange Note; and provided further that, if so provided in a Exchange Note in the Long Term Rate Mode and specified at the time of remarketing into a Long Term Rate Period, Consumers may shorten the Interest Rate Period and provide for payment of a premium in respect thereof for any such Exchange Note upon written notice to the Remarketing Agent and the Note Trustee not less than thirty (30) days prior to the date upon which such shortened Interest Rate Period shall expire. Promptly upon the receipt of such notice, such notice to be received by the Note Trustee by 2:00 p.m. New York City time and, in any case, not later than the close of business on such date, the Note Trustee will transmit such information to DTC in accordance with DTC's procedures as in effect from time to time. The interest rate for any Exchange Notes in the Long Term Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Exchange Notes. The Interest Rate Adjustment Date for the Long Term Rate Mode is the first day of the Interest Rate Period; provided, however, that if such day is not a Business Day, the Interest Rate Adjustment Date for any Exchange Note in such Long Term Rate Mode shall be the next succeeding day which is a Business Day.

    If any Exchange Note is subject to early remarketing as provided above, the Interest Rate Period may be shortened by Consumers on any date on and after the Initial Early Remarketing Date, if any, specified in the Exchange Note, upon prior written notice as provided above. On and after the Initial Early Remarketing Date, if any, on the Interest Rate Adjustment Date relating to such shortened Interest Rate Period for such Exchange Note, Consumers will pay a premium to the tendering Beneficial Owner of the Exchange Note, together with accrued interest, if any, thereon at the applicable rate payable to such Interest Rate Adjustment Date. Unless otherwise specified in the Exchange Note, the premium shall be an amount equal to the Initial Early Remarketing Premium specified therein (as adjusted by the Annual Early Remarketing Premium Percentage Reduction, if applicable), multiplied by the principal amount of the Exchange Note subject to early remarketing. The Initial Early Remarketing Premium, if any, shall decline at each anniversary of the Initial Early Remarketing Date by an amount equal to the applicable Annual Early Remarketing Premium Percentage Reduction, if any, specified in the Exchange Note until the premium is equal to 0.
    As used herein, "Long Term Rate Mode" means, with respect to any Exchange Note, the Interest Rate Mode in which the interest rate on such Exchange Note is reset in a Long Term Rate Period and interest is paid as provided for such Interest Rate Mode above under "-- Interest -- General" or "-- Floating Interest Rates."

    Fixed Interest Rate Period. The Interest Rate Period for any Exchange Note in the Fixed Interest Rate Mode will commence on the date of conversion to such Interest Rate Mode and continue to the Stated Maturity or date of redemption of such Exchange Note. The interest rate for Exchange Notes in the Fixed Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Exchange Notes, which is the date of conversion to the Fixed Interest Rate Mode for such Exchange Notes.

    As used herein, "Fixed Interest Rate Mode" means, with respect to any Exchange Note, the Interest Rate Mode in which the interest rate on such Exchange Note is determined and in effect until the Stated Maturity or date of redemption of such Exchange Note and interest is paid as provided for such Interest Rate Mode above under "-- Interest -- General".

CONVERSION

    Conversion From the Daily or Weekly Interest Rate Mode. Any Exchange Note in the Daily or Weekly Interest Rate Mode may be converted at the option of Consumers to any Interest Rate Mode on any Interest Rate Adjustment Date for such Exchange Note upon receipt by the Note Trustee and the applicable Remarketing Agent for such Exchange Note of notice, confirmed in writing, from Consumers (a "Conversion Notice") not less than ten (10) days prior to such Interest Rate Adjustment Date stating that, on such Interest Rate Adjustment Date, such Exchange Note will be converted to a different Interest Rate Mode and will be subject to mandatory tender by the Beneficial Owner thereof, as described below under "-- Tender of Exchange Notes." Such notice will contain the new Interest Rate Mode and the date of such conversion (a "Conversion Date") and will state that such Beneficial Owner will be deemed to have tendered such Exchange Note as of the Conversion Date and will not be entitled to further accrual of interest on such Exchange Note after such date. Promptly upon the receipt of such notice, such notice to be received by the Note Trustee by 2:00 p.m., New York City time, and, in any case, not later than the close of business on such date, the Note Trustee will transmit such information to DTC in accordance with DTC's procedures as in effect from time to time.

    Conversion from the Commercial Paper Term Mode or Long Term Rate Mode. Any Exchange Note in the Commercial Paper Term Mode or the Long Term Rate Mode may be converted at the option of Consumers to the Daily or Weekly Interest Rate Mode or the Fixed Interest Rate Mode on any Interest Rate Adjustment Date for such Exchange Note upon receipt by the Note Trustee and the applicable Remarketing Agent for such Exchange Note of notice, confirmed in writing, from Consumers not less than five (5) Business Days prior to such Interest Rate Adjustment Date stating that, on such Interest Rate Adjustment Date, such Exchange Note will be converted to the Daily or Weekly Interest Rate Mode or the Fixed Interest Rate Mode, and will be subject to mandatory tender by the Beneficial Owner thereof, as described below under "Tender of Exchange Notes." Such notice will contain the new Interest Rate Mode, the Conversion Date, and will state that such Beneficial Owner will be deemed to have tendered such Exchange Note as of the Conversion Date and will not be entitled to further accrual of interest on such Exchange Note after such date. Promptly upon the receipt of such notice, and, in any case, not later than the close of business on such date, the Note Trustee will transmit such information to DTC in accordance with DTC's procedures as in effect from time to time. Consumers will give a Conversion Notice for conversions within or between the Commercial Paper Term Mode and the Long Term Rate Mode to the Note Trustee and the applicable Remarketing Agent not less than ten (10) days prior to the Conversion Date.

    Any Exchange Note converted to the Fixed Interest Rate Mode will not be subject to any further conversions between Interest Rate Modes.

    Revocation or Change of Conversion Notice or Floating Interest Rate Notice. Consumers may, upon written notice received by the Note Trustee and the applicable Remarketing Agent and DTC, revoke any Conversion Notice or Floating Interest Rate Notice or change the Interest Rate Mode to which such Conversion Notice relates or change any Floating Interest Rate Notice up to the close of business on the Business Day immediately prior to the Conversion Date.

    Limitation on Conversion, Change of Conversion Notice or Floating Interest Rate Notice and Revocation. Notwithstanding the foregoing, Consumers may not, without the consent of the applicable Remarketing Agent, convert any Exchange Note or revoke or change any Conversion Notice or Floating Interest Rate Notice at or after the time at which such Remarketing Agent has determined the interest rate, or Spread (if any) and Spread Multiplier (if any), for any Exchange Note being remarketed (i.e., the time at which such Exchange Note has been successfully remarketed, subject to settlement on the related Interest Rate Adjustment Date). The Remarketing Agent will advise Consumers of indicative rates from time to time, or at any time upon the request of Consumers, prior to making such determination of the interest rate, Spread or Spread Multiplier, as the case may be.

OPTIONAL REDEMPTION

    The Exchange Notes will be redeemable, in whole or in part, at the option of Consumers, until 60 days prior to the expiration of the Initial Interest Rate Period at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points, plus, in each case, accrued interest to the date of redemption, such redemption price to be set forth in an Officers' Certificate (as defined in the Indenture) delivered to the Note Trustee on or before the redemption date and upon which the Note Trustee may conclusively rely. The Exchange Notes will then be subject, at any time, to the optional redemption, in whole or in part, by Consumers commencing 60 days after the Initial Interest Rate Period, subject to certain exceptions. See "-- Purchase and Redemption of Exchange Notes."

    "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the seminannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Notes. "Independent Investment Banker" means Goldman, Sachs & Co. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Consumers.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if Consumers obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Consumers, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Consumers by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means (i) each of Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and First Chicago Capital Markets, Inc., provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Consumers shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by Consumers.

    If less than all of the Exchange Notes are to be redeemed, the Note Trustee shall select, in such manner as it shall deem appropriate and fair, the particular Exchange Notes or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Exchange Notes to be redeemed (which, as long as the Exchange Notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary (the "Depositary")); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Exchange Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless Consumers shall default in the payment of the Exchange Notes or portions thereof to be redeemed at the applicable redemption price, together with interest accrued thereon to such date), interest on the Exchange Notes or the portions thereof so called for redemption shall cease to accrue.

    No notice of redemption of the Exchange Notes will be mailed during the continuance of any event of default under the Indenture, except that (i) when notice of redemption of any Exchange Notes has been mailed, Consumers shall redeem such Exchange Notes but only if funds sufficient for that purpose have prior to the occurrence of such event of default been deposited with the Note Trustee or a paying agent for such purpose, and (ii) notices of redemption of all outstanding Exchange Notes may be given during the continuance of an event of default under the Indenture.

    Any notice of redemption at the option of Consumers may state that such redemption will be conditional upon receipt by the Note Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Exchange Notes and that if such money has not been so received, such notice will be of no force and effect and Consumers will not be required to redeem such Exchange Notes.

    The Exchange Notes have no sinking fund provisions.

TENDER OF EXCHANGE NOTES

    Demand Tender Option for Exchange Notes in the Daily or Weekly Interest Rate Mode. Any Exchange Note in the Daily or Weekly Interest Rate Mode will be subject to tender and purchase upon demand by the Beneficial Owner thereof on any Business Day selected by such Beneficial Owner as hereinafter provided, at the purchase price of par plus accrued interest, upon notice to the applicable Remarketing Agent and to such Beneficial Owner's DTC Participant on a Business Day not later than (i) one (1) Business Day prior to the specified purchase date, in the case of any Exchange Note in the Daily Interest Rate Mode, or (ii) seven (7) days prior to the specified purchase date, in the case of any Exchange
Note in the Weekly Interest Rate Mode; provided, however, that in either such case if the date selected for purchase is not a Business Day, the purchase date shall be the next succeeding Business Day. Such notice shall (A) state the principal amount (or portion thereof) of such Exchange Note to be purchased, (B) state the purchase date on which such Exchange Note will be purchased, and (C) irrevocably request such purchase. Upon giving such notice, the Beneficial Owner of such Exchange Note will be deemed to have irrevocably tendered such Exchange Note for remarketing as described below. Beneficial Owners may only tender Exchange Notes in the minimum amount of $100,000 and increments of $1,000 thereafter, and no Exchange Notes will be purchased in part if such partial purchase would result in the principal amount of any Exchange Notes of such Beneficial Owner outstanding being in any denomination of less than $100,000.

    Mandatory Tender of Exchange Notes at the Initial Interest Rate or in the Long Term Rate Mode or Commercial Paper Term Mode. Any Exchange Note bearing interest at the Initial Interest Rate or in the Long Term Rate Mode or in the Commercial Paper Term Mode will be automatically tendered for purchase, or deemed tendered for purchase, on each Interest Rate Adjustment Date relating thereto. Exchange Notes will be purchased on the Interest Rate Adjustment Date relating thereto as described below. See "-- Remarketing" below.

REMARKETING

    When any Exchange Note is tendered for remarketing, the Remarketing Agent therefor will use its best efforts to remarket such Exchange Note on behalf of the Beneficial Owner thereof at a price equal to 100% of the principal amount thereof (plus accrued interest, if any, in the case of Exchange Notes bearing interest in a Daily or Weekly Interest Rate Mode). The Remarketing Agent may purchase tendered Exchange Notes for its own account in a remarketing, but will not be obligated to do so. Consumers may offer to purchase Exchange Notes in a remarketing, provided that the interest rate established with respect to Exchange Notes in such remarketing is not different from the interest rate that would have been established if Consumers had not purchased such Exchange Notes. Any Exchange Notes for which Consumers shall have given a notice of redemption shall not be considered in a remarketing.

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

    Interest Rate Adjustment Date; Determination of Interest Rate. By 11:00 a.m., New York City time (or 9:30 a.m., New York City time, in the case of any Exchange Note in the Daily Interest Rate Mode), on the Interest Rate Adjustment Date for any Exchange Note, the Remarketing Agent will determine the interest rate for such Exchange Note being remarketed to the nearest one hundred-thousandth (0.00001) of one percent per annum for the next Interest Rate Period; provided, that between 11:00 a.m., New York City time (or 9:30 a.m., New York City time, in the case of any Exchange Note in the Daily Interest Rate
Mode) and 11:30 a.m., New York City time, the Remarketing Agent and Standby Remarketing Agent (if any) shall use their best efforts to determine the interest rate for any Exchange Notes not successfully remarketed as of the applicable deadline specified in this paragraph. In determining the applicable interest rate for such Exchange Note and other terms, the Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of all Exchange Notes of such series tendered or to be tendered on such date and the principal amount of such Exchange Notes prospective purchasers are or may be willing to purchase and (ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates therefor at which they would be willing to hold or purchase such Exchange Notes.

    Notification of Results; Settlement. By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date for any Exchange Notes, the applicable Remarketing Agent will notify Consumers and the Note Trustee in writing (which may include facsimile or other electronic transmission), of (i) the interest rate or, in the case of a floating interest rate, the initial interest rate, the Spread and Spread Multiplier and the Initial Interest Reset Date, applicable to such Exchange Notes for the next Interest Rate Period, (ii) the Interest Rate Adjustment Date, (iii) the Interest Payment Dates, for any Exchange Notes in the Commercial Paper Term Mode (if other than the Interest Rate Adjustment Date), the Long Term Rate Mode or the Fixed Interest Rate Mode, (iv) the optional redemption terms, if any, and early remarketing terms, if any, in the case of a remarketing into a Long Term Rate Period, (v) the aggregate principal amount of all tendered Exchange Notes, and (vi) the aggregate principal amount of such tendered Exchange Notes which the Remarketing Agent and the Standby Remarketing Agent, if any, were able to remarket, at a price equal to 100% of the principal amount thereof plus accrued interest, if any. Immediately after receiving such notice and, in any case, not later than 1:30 p.m., New York City time, the Note Trustee will transmit such information and any other settlement information required by DTC to DTC in accordance with DTC's procedures as in effect from time to time.

    By telephone at approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the applicable Remarketing Agent will advise each purchaser of such Exchange Notes (or the DTC Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of such Exchange Notes that such purchaser is to purchase.

    Each purchaser of Exchange Notes in a remarketing will be required to give instructions to its DTC Participant to pay the purchase price therefor in same day funds to the applicable Remarketing Agent against delivery of the principal amount of such Exchange Notes by book entry through DTC by 3:00 p.m., New York City time, on the Interest Rate Adjustment Date. Any Exchange Notes bearing interest in the Daily or Weekly Interest Rate Mode for the Interest Rate Period immediately preceding a remarketing will be settled at a price of 100% of the principal amount thereof plus accrued interest from the most recent Interest Payment Date therefor to the date of settlement.
    All tendered Exchange Notes will be automatically delivered to the account of the Note Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time), by book entry through DTC against payment of the purchase price or redemption price therefor, on the Interest Rate Adjustment Date relating thereto.

    The Remarketing Agent will make, or cause the Note Trustee to make, payment to the DTC Participant of each tendering Beneficial Owner of Exchange Notes subject to a remarketing, by book entry through DTC by the close of business on the Interest Rate Adjustment Date against delivery through DTC of such Beneficial Owner's tendered Exchange Notes, of: (i) the purchase price for tendered Exchange Notes that have been sold in the remarketing, and (ii) if any such Exchange Notes were purchased pursuant to a Special Mandatory Purchase, subject to receipt of funds from Consumers or the Liquidity Provider (if any), as the case may be, the Remarketing Agent will make or cause the Note

Trustee to make such payment of the purchase price of such Exchange Notes plus, in each case, accrued interest, if any, to such date.

    The transactions described above for a remarketing of any Exchange Notes will be executed on the Interest Rate Adjustment Date for such Exchange Notes through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and such Exchange Notes delivered by book entry as necessary to effect the purchases and sales thereof, in each case as determined in the related remarketing.

    Except as otherwise set forth herein under "-- Failed Remarketing," any Exchange Notes tendered in a remarketing will be purchased solely out of the proceeds received from purchasers of such Exchange Notes in such remarketing, and neither the Note Trustee, the Remarketing Agent for such Exchange Notes nor any Standby Remarketing Agent, if any, or Consumers will be obligated to provide funds to make payment upon any Beneficial Owner's tender in a remarketing.

    Although tendered Exchange Notes will be subject to purchase by the Remarketing Agent in remarketing, such Remarketing Agent and any Standby Remarketing Agent will not be obligated to purchase any such Exchange Notes.

    The remarketing procedures set forth above will apply to all Exchange Notes. The settlement and remarketing procedures described above, including provisions for payment by purchasers of tendered Exchange Notes or for payment to selling Beneficial Owners of tendered Exchange Notes, may be modified to the extent required by DTC. In addition, the Remarketing Agent may, in accordance with the terms of the Indenture, modify the settlement and remarketing procedures set forth above in order to facilitate the settlement and remarketing process.

    As long as DTC's nominee holds the certificates representing any Exchange Notes in the book entry system of DTC, no certificates for such Exchange Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Exchange Notes effected in any remarketing.

    Failed Remarketing. Exchange Notes not successfully remarketed will be subject to Special Mandatory Purchase. The obligation of Consumers to effect a Special Mandatory Purchase of the Exchange Notes (the "Special Mandatory Purchase Right") can be satisfied either directly by Consumers or through a Liquidity Provider (as hereinafter defined). By 12:00 o'clock noon, New York City time, on any Interest Rate Adjustment Date, the applicable Remarketing Agent for such Exchange Notes will notify the Liquidity Provider, if any, the Note Trustee and Consumers by telephone or facsimile, confirmed in writing, of the principal amount of Exchange Notes that such Remarketing Agent and the applicable Standby Remarketing Agent, if any, were unable to remarket on such date. In the event that Consumers has entered into a Standby Note Purchase Agreement (as hereinafter defined) which is in effect on such date, such notice will constitute a demand for the benefit of Consumers to the Liquidity Provider to purchase such unremarketed Exchange Notes at a price equal to the outstanding principal amount thereof pursuant to the terms of such Standby Note Purchase Agreement. If a Standby Note Purchase Agreement is not in effect on such date, or if the Liquidity Provider fails to advance funds under the Standby Note Purchase Agreement, Consumers will be required to purchase such unremarketed Exchange Notes. In each case Consumers will pay all accrued and unpaid interest, if any, on unremarketed Exchange Notes to such Interest Rate Adjustment Date. Payment of the principal amount of unremarketed Exchange Notes by Consumers or the Liquidity Provider, as the case may be, and payment of accrued and unpaid interest, if any, by Consumers, shall be made by deposit of same-day funds with the Note Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) irrevocably in trust for the benefit of the Beneficial Owners of Exchange Notes subject to Special Mandatory Purchase, by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. See "-- Purchase and Redemption of Exchange Notes -- Special Mandatory Purchase" below.

    The Remarketing Agent. Consumers and the Remarketing Agent for Exchange Notes will enter into a Remarketing Agreement. The summaries below are summaries of certain provisions of the form of Remarketing Agreement and do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Remarketing Agreement.

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

    For its services in determining the interest rate and remarketing Exchange Notes, the Remarketing Agent will receive from Consumers a fee to be determined at the time of execution of the Remarketing Agreement. The Remarketing Agent may pay to selected broker-dealers, including any Standby Remarketing Agent, a portion of any fees it receives from Consumers for its services as Remarketing Agent reflecting Exchange Notes sold through such broker-dealers to purchasers in remarketings.

    Consumers will agree to take such reasonable additional actions, if any, necessary in order to register the Exchange Notes under, and to otherwise comply with, each of the Securities Act and the Exchange Act upon remarketing of the Exchange Notes. In addition, Consumers will agree to negotiate and execute an underwriting agreement with terms substantially similar to the Purchase Agreement (as defined below) upon any remarketing of the Exchange Notes after the Initial Interest Rate Period in accordance with standard business practice and relevant law applicable to such agreements at such time.

    In addition, Consumers will agree to indemnify the Remarketing Agent against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the Remarketing Agreement.

    The Remarketing Agreement will provide that Consumers may in its absolute discretion replace the Remarketing Agent by giving 30 days prior notice to the Remarketing Agent and the Note Trustee, such replacement to be effective upon Consumers' appointment of a successor to perform the services of the Remarketing Agent under the Remarketing Agreement.

    The Remarketing Agreement will also provide that the Remarketing Agent may resign at any time as Remarketing Agent, such resignation to be effective 30 days after the delivery to Consumers and the Note Trustee of notice of such resignation. In such case, it shall be the sole obligation of Consumers to appoint a successor Remarketing Agent.

PURCHASE AND REDEMPTION OF EXCHANGE NOTES

    Special Mandatory Purchase. Exchange Notes which have not been remarketed by 12 o'clock noon, New York City time, on an Interest Rate Adjustment Date for such Exchange Notes will be purchased by Consumers directly or through a Liquidity Provider pursuant to the Special Mandatory Purchase Right. In such event, either Consumers or, subject to the terms and conditions of a Standby Note Purchase Agreement, if any, which may be in effect on such date, the Liquidity Provider will deposit same-day funds in the account of the Note Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) irrevocably in trust for the benefit of the Beneficial Owners of the Exchange Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. Such funds shall be in an amount sufficient to pay the aggregate purchase price of such unremarketed Exchange Notes, equal to 100% of the principal amount thereof. In the event a Standby Note Purchase Agreement is in effect but the Liquidity Provider shall fail to advance funds for whatever reason thereunder, Consumers will be obligated to purchase such unremarketed Exchange Notes on such Interest Rate Adjustment Date. Consumers will be responsible for paying the accrued interest, if any, on such Exchange Notes by depositing sufficient same-day funds therefor with the Note Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. See "-- The Standby Note Purchase Agreement."

    Exchange Notes purchased by the Liquidity Provider ("Purchased Exchange Notes") shall bear interest at the rates and be payable on the dates as may be agreed upon by Consumers and the Liquidity Provider, but in no event shall such rate be more than the Maximum Rate. Upon purchase of any Exchange Note by the Liquidity Provider, all interest accruing thereon from the last date for which interest was paid shall accrue for the benefit of and be payable to the Liquidity Provider. Unless an event of default under the Standby Note Purchase Agreement occurs, the Remarketing Agent for such Exchange Notes shall, subject to compliance with applicable securities laws, continue its remarketing efforts with respect to Purchased Exchange Notes until the earlier to occur of a successful remarketing of such Purchased Exchange Notes or the expiration of the Standby Note Purchase Agreement. All Purchased Exchange Notes that have been remarketed will be subject to Special Mandatory Purchase Rights when held by subsequent purchasers. In the event the Liquidity Provider holds Purchased Exchange Notes on the date the Standby Note Purchase Agreement expires, Consumers will be required to purchase such Exchange Notes on such date at a purchase price equal to the principal amount thereof plus accrued interest thereon to the purchase date. Such Exchange Notes will remain outstanding and enjoy the benefits of the Indenture until such time as Consumers delivers certificates for the Exchange Notes to the Note Trustee for cancellation.

    Optional Redemption While Exchange Notes are in the Daily or Weekly Interest Rate Mode or Commercial Paper Term Mode. Any Exchange Notes in the Daily or Weekly Interest Rate Mode or in the Commercial Paper Term Mode are subject to redemption at the option of Consumers in whole or in part on any Interest Rate Adjustment Date relating thereto, upon 30 days notice to the holders thereof at a redemption price equal to the aggregate principal amount of such Exchange Notes to be redeemed plus accrued interest thereon to the redemption date.

    Redemption While Exchange Notes are in the Long Term Rate Mode. Any Exchange Notes in the Long Term Rate Mode are subject to redemption at the option of Consumers at the times and upon the terms specified at the time of conversion to or within such Long Term Rate Mode and as set forth in the Exchange Note relating thereto.

    Redemption While Exchange Notes are in the Fixed Interest Rate Mode. Any Exchange Notes in the Fixed Interest Rate Mode will be subject to redemption at the option of Consumers or pursuant to a sinking fund at the times and upon the terms specified at the time of conversion to such Fixed Interest Rate Mode.

    Allocation. Except in the case of a Special Mandatory Purchase, if the Exchange Notes are to be redeemed in part, DTC, after receiving notice of redemption specifying the aggregate principal amount of Exchange Notes to be so redeemed, will determine by lot (or otherwise in accordance with the procedures of DTC) the principal amount of such Exchange Notes to be redeemed from the account of each DTC Participant. After making its determination as described above, DTC will give notice of such determination to each DTC Participant from whose account such Exchange Notes are to be redeemed. Each such DTC Participant, upon receipt of such notice, will in turn determine the principal amount of Exchange Notes to be redeemed from the accounts of the Beneficial Owners of such Exchange Notes for which it serves as DTC Participant, and give notice of such determination to the Remarketing Agent.

THE STANDBY NOTE PURCHASE AGREEMENT

    In order to fulfill its obligations under the Special Mandatory Purchase Right, Consumers may from time to time, at its option, enter into a Standby Note Purchase Agreement (the "Standby Note Purchase Agreement") with one or more banks or other credit providers (referred to individually and collectively herein as the "Liquidity Provider"), each of which has (i) obligations such as those under the Standby Note Purchase Agreement that are exempt from registration under the Securities Act, (ii) long term senior debt ratings by Standard & Poor's Corporation and Moody's Investors Service, Inc. at least equal to those of the highest rated senior debt ratings of Consumers as of the date of the Standby Note Purchase Agreement and (iii) minimum combined capital and surplus of at least $50,000,000.

    Consumers will retain the right to replace or add Liquidity Providers at any time. Purchasers of the Exchange Notes should not rely upon the presence of Liquidity Providers in making an investment decision regarding the Exchange Notes.

    Beneficial Owners of the Exchange Notes will receive amounts advanced by the Liquidity Provider to the Remarketing Agent pursuant to any Standby Note Purchase Agreement in payment of the purchase price for Exchange Notes subject to a Special Mandatory Purchase. See "-- Purchase and Redemption of Exchange Notes -- Special Mandatory Purchase." Pursuant to the Standby Note Purchase Agreement, if any, the Liquidity Provider will be obligated, upon receipt of an appropriate demand for payment from the Remarketing Agent and so long as Consumers is in compliance with the terms and conditions thereof, to purchase unremarketed Exchange Notes in any Special Mandatory Purchase at a price equal to 100% of the outstanding principal amount thereof. Any such purchase will be effected upon the Liquidity Provider's receipt of notification of a failed remarketing not later than 12:00 noon, New York City time, on the date of the Special Mandatory Purchase by the deposit of same-day funds by the Liquidity

Provider with the Remarketing Agent not later than 3:00 p.m., New York City time on such date. See "-- Purchase and Redemption of Exchange Notes." Notwithstanding the existence of the Standby Note Purchase Agreement, if any, Consumers will be responsible for paying the accrued interest, if any, on any unremarketed Exchange Notes by depositing sufficient same-day funds therefor with the Remarketing Agent not later than 3:00 p.m., New York City time, on the applicable date of Special Mandatory Purchase.

    The Liquidity Provider's obligation to advance funds will be subject to conditions specified in the Standby Note Purchase Agreement. Such conditions include: receipt by the Liquidity Provider of various documents, certificates and opinions from Consumers; the continued accuracy of representations and warranties (other than with respect to material adverse change and litigation) made by Consumers in the Standby Note Purchase Agreement; that no event has occurred and is continuing which would constitute an Event of Default under the Standby Note Purchase Agreement (such events include failure by Consumers to pay amounts owing under the Standby Note Purchase Agreement, inaccuracy of representations and warranties when made, failure to perform covenants under the Standby Note Purchase Agreement, failure to pay any debt owing by Consumers in excess of $10,000,000, certain events of bankruptcy or insolvency of Consumers, an Event of Default under the Indenture or failure to maintain the security interest thereunder and the non-enforceability of certain related documents); and receipt by the Liquidity Provider of a properly completed notice of a failed remarketing and a borrowing request from the Remarketing Agent.

    Consumers may indemnify a Liquidity Provider against certain liabilities arising out of or in connection with its duties under the Standby Note Purchase Agreement. The summaries of certain provisions of any Standby Note Purchase Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such Standby Note Purchase Agreement.

REGISTRATION, TRANSFER AND EXCHANGE

    The Exchange Notes will initially be issued in the form of one or more Global Exchange Notes, in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "Book-Entry; Delivery; Form and Transfer." The Global Exchange Notes will be registered in the name of a nominee of DTC. Each Global Exchange Note (and any Global Exchange Note issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Book-Entry; Delivery; Form and Transfer -- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes." Except as set forth herein under "Book-Entry; Delivery; Form and Transfer -- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes," owners of beneficial interests in a Global Exchange Note will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Exchange Note and will not be considered the registered holder thereof under the Indenture.

    Senior Notes of any series will be exchangeable for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 2.06)
    Senior Notes may be presented for exchange or registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained in the Borough of Manhattan, The City of New York, for such purpose with respect to any series of Senior Notes, without service charge but upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon Consumers and the Trustee being satisfied with the documents of title and indemnity of the person making the request. (Sections 2.06, 2.07 and 6.02)

PAYMENT AND PAYING AGENTS

    Payments of principal of and interest and premium, if any, on Exchange
Notes issued in the form of Global Exchange Notes shall be made by wire transfer of immediately available funds to the account specified by the registered holder of such Global Exchange Note, which shall initially be a nominee of DTC. Interest on Exchange Notes (other than interest at maturity) that are in the form of certificated notes ("Certificated Exchange Notes") will be paid by check mailed to the person entitled thereto at such person's address as it appears in the register for the Exchange Notes maintained by the Trustee; however, a holder of Senior Notes of one or more series under the Indenture in the aggregate principal amount of $10 million or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable Regular Record Date. The principal of, and interest at maturity and premium, if any, on Exchange Notes in the form of Certificated Exchange Notes will be payable in immediately available funds at the office of the Trustee or at the authorized office of any paying agent. (Section 2.12)

    If and to the extent that Consumers fails to make timely payment of interest on any Exchange Note, that interest shall cease to be payable to the persons who were the holders of such Exchange Notes at the applicable Regular Record Date, and shall instead become payable to the holder of such Exchange Note at the close of business on a special record date established by the Trustee, which special record date shall be not more than 15 or fewer than 10 days prior to the date of the proposed payment. (Section 2.11)

    All monies paid by Consumers to the Trustee for the payment of principal of, interest or premium, if any, on any Exchange Note which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to Consumers, subject to applicable abandoned property laws, and the holder of such Exchange Note will thereafter look only to Consumers for payment thereof. (Section 5.04)

    In any case where the date of maturity of the principal of or any premium or interest on any Exchange Note or the date fixed for redemption of any Exchange Note is not a Business Day, then payment of such principal or any premium or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and, in the case of timely payment thereof, no interest shall accrue for the period from and after such interest payment date or the date on which the principal or premium of the Exchange Note is stated to be payable to such next succeeding Business Day. (Section 15.06) "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks or trust companies in the Borough of Manhattan, The City of New York, or in any other city where the corporate trust office of the Trustee may be located, are obligated or authorized by law or executive order to close.

SECURITY; RELEASE DATE

    Until the Release Date, the Senior Notes (including the Exchange Notes) will be secured by one or more series of Consumers' First Mortgage Bonds ("Senior Note Mortgage Bonds") issued and delivered by Consumers to the Trustee (see "Description of First Mortgage Bonds"). Upon the issuance of a series of Senior Notes (including the Exchange Notes) prior to the Release Date, Consumers will simultaneously issue and deliver to the Trustee, as security for all Senior Notes, a series of Senior Note Mortgage Bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same aggregate principal amount as the series of the Senior Notes (including the Exchange Notes) being issued. Any series of Senior Note Mortgage Bonds may, but need not, bear interest. The series of Senior Note Mortgage Bonds to be issued to the Trustee concurrently with the issuance of the Exchange Notes will bear interest at the same rate as is borne by the Exchange Notes. Any payment by Consumers to the Trustee of principal of, premium, if any, and interest on, a series of Senior Note Mortgage Bonds will be applied by the Trustee to satisfy Consumers' obligations with respect to principal of, premium, if any, and interest on, the Senior Notes. (Sections 2.12(c), 4.10 and 4.11)

    THE RELEASE DATE WILL BE THE DATE THAT ALL FIRST MORTGAGE BONDS ("FIRST MORTGAGE BONDS") OF CONSUMERS ISSUED AND OUTSTANDING UNDER THE MORTGAGE, OTHER THAN SENIOR NOTE MORTGAGE BONDS, HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION OR OTHERWISE. ON THE RELEASE DATE, THE TRUSTEE WILL DELIVER TO CONSUMERS FOR CANCELLATION ALL SENIOR NOTE MORTGAGE BONDS AND NOT LATER THAN 30 DAYS THEREAFTER, WILL PROVIDE NOTICE TO ALL HOLDERS OF SENIOR NOTES (INCLUDING THE EXCHANGE NOTES) OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, ON THE RELEASE DATE, THE SENIOR NOTE MORTGAGE BONDS SHALL CEASE TO SECURE THE SENIOR NOTES (INCLUDING THE EXCHANGE NOTES), AND THE SENIOR NOTES (INCLUDING THE EXCHANGE NOTES) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF CONSUMERS. (Section 4.11) Each series of Senior Note Mortgage Bonds will be a series of First Mortgage Bonds of Consumers, all of which are secured by a lien on certain property owned by Consumers. See "Description of First Mortgage Bonds -- Priority and Security." Upon the payment or cancellation of any outstanding Senior Notes, the Trustee shall surrender to Consumers for cancellation an equal principal amount of the related series of Senior Note Mortgage Bonds. Consumers shall not permit, at any time prior to the Release Date, the aggregate principal amount of Senior Note Mortgage Bonds held by the Trustee to be less than the aggregate principal amount of Senior Notes outstanding. (Section 4.08) Following the Release Date, Consumers will cause the Mortgage to be discharged and will not issue any additional First Mortgage Bonds under the Mortgage. (Section 4.11) While Consumers will be precluded after the Release Date from issuing additional First Mortgage Bonds, it will not be precluded under the Indenture or Exchange Notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under "Certain Covenants of Consumers -- Limitation on Liens."

EVENTS OF DEFAULT

    The following constitute events of default under the Indenture: (a) default in the payment of principal of and premium, if any, on any Senior Note when due and payable; (b) default in the payment of interest on any Senior Note when due which continues for 60 days; (c) default in the performance or breach of any other covenant or agreement of Consumers in the Senior Notes or in the Indenture and the continuation thereof for 90 days after written notice thereof to Consumers by the Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Senior Notes; (d) prior to the Release Date, the occurrence of a default as defined in the Mortgage; provided, however, that the waiver or cure of such default and the rescission and annulment of the consequences thereof under the Mortgage shall constitute a waiver of the corresponding event of default under the Indenture and a rescission and annulment of the consequences thereof under the Indenture; and (e) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of Consumers and (f) default in the payment of the Put Price with respect to the Exchange Notes. (Section 8.01)

    If an event of default occurs and is continuing, either the Trustee or the holders of a majority in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all Senior Notes to be due and payable immediately. Upon such acceleration of the Senior Notes, the Senior Note Mortgage Bonds shall be immediately redeemed upon demand of the Trustee (and surrender thereof to the Mortgage Trustee) at a redemption price of 100% of the principal amount thereof, together with interest to the redemption date. See "Description of First Mortgage Bonds -- Redemption Provisions." At any time after an acceleration of the Senior Notes has been declared but before a judgment or decree for the payment of the principal amount of the Senior Notes has been obtained (and provided the acceleration of all First Mortgage Bonds has not occurred), if Consumers pays or deposits with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Notes. (Section 8.01)
    The Indenture provides that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Senior Notes unless such holders have offered to the Trustee reasonable security or indemnity. (Section 9.02) Subject to such provisions for indemnity and certain other limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee. The holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of Senior Notes. (Section 8.07) The Indenture provides that no holder of Senior Notes may institute any action against Consumers under the Indenture unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of Senior Notes then outstanding affected by such event of default shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, and the Trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of Senior Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Senior Notes. Notwithstanding that the right of a holder of Senior Notes to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each holder of a Senior Note has the right, which is absolute and

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

unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Senior Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holder of Senior Notes. (Section 8.04) The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Senior Notes, is required to give the holders of the Senior Notes notice of any such default known to the Trustee, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any Senior Notes, the Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. (Section 8.08) Consumers is required to deliver to the Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Consumers is in compliance with the conditions and covenants under the Indenture. (Section 6.06)

MODIFICATION

    Modification and amendment of the Indenture may be effected by Consumers and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Senior Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (a) change the maturity date of any Senior Note; (b) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any Senior Note; (c) reduce the principal amount of, or premium payable on, any Senior Note; (d) change the coin or currency of any payment of principal of, or any premium or interest on, any Senior Note; (e) change the date on which any Senior Note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Senior Note; (f) impair the interest of the Trustee in the Senior Note Mortgage Bonds held by it or, prior to the Release Date, reduce the principal amount of any series of Senior Note Mortgage Bonds securing the Senior Notes to an amount less than the principal amount of the related series of Senior Notes or alter the payment provisions of such Senior Note Mortgage Bonds in a manner adverse to the holders of the Senior Notes; or (g) modify the foregoing requirements or reduce the percentage of outstanding Senior Notes necessary to modify or amend the Indenture or to waive any past default to less than a majority. (Section 13.02) Modification and amendment of the Indenture may be effected by Consumers and the Trustee without the consent of the holders in certain cases, including (a) to add to the covenants of Consumers for the benefit of the holders or to surrender a right conferred on Consumers in the Indenture; (b) to add further security for the Senior Notes; (c) to add provisions enabling Consumers to be released with respect to one or more series of outstanding Senior Notes from its obligations under the covenants described under "Certain Covenants of Consumers Limitation on Liens" and "-- Limitation on Sale and Lease-Back Transactions" and "Consolidation, Merger and Sale or Disposition of Assets" below, upon satisfaction of conditions with respect to such series of Senior Notes which are the same as those described below under "Defeasance and Discharge" (except that the opinion of tax counsel referred to therein need not be based upon an External Tax Pronouncement (as defined in the Indenture)); (d) to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or (e) to make any other change that is not prejudicial to the holders of Senior Notes in any material respect. (Section 13.01) Notwithstanding the provisions of Sections 13.01 and 13.02 of the Indenture, Consumers has agreed that it shall not enter into any modification or amendment of the Indenture, the Mortgage, the Exchange Notes or the Senior Note Mortgage Bonds which would have a material adverse effect on the Callholder, without the consent of such Callholder.

    A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of Senior Notes, or which modifies the rights of the holders of Senior Notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Indenture of the holders of Senior Notes of any other series. (Section 13.02)

DEFEASANCE AND DISCHARGE

    The Indenture provides that Consumers will be discharged from any and all obligations in respect to the Senior Notes and the Indenture (except for certain obligations such as obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes and maintain paying agencies) if, among other things, Consumers

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

irrevocably deposits with the Trustee, in trust for the benefit of holders of Senior Notes, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Indenture and the Senior Notes; provided that, unless all of the Senior Notes are to be due within 90 days of such deposit by redemption or otherwise, Consumers shall also have delivered to the Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Indenture. Thereafter, the holders of Senior Notes must look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes. (Section 5.01) Consumers has agreed not to cause the discharge of the Exchange Notes as contemplated above prior to the Final Maturity Date without the prior consent of the Callholder (which consent shall not be unreasonably withheld).

CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

    Consumers will not consolidate with or merge into any other corporation or sell or otherwise dispose of its properties as or substantially as an entirety unless (i) the successor or transferee corporation shall be a corporation organized and existing under the laws of the United States of America, any State thereof, or the District of Columbia, (ii) the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest on all the Senior Notes and the performance of every covenant of the Indenture to be performed or observed by Consumers and (iii) if prior to the Release Date, the successor or transferee corporation assumes Consumers' obligations under the Mortgage with respect to the Senior Note Mortgage Bonds. (Section 12.01) Upon any such consolidation, merger, sale, transfer or other disposition of the properties of Consumers substantially as an entirety, the successor corporation formed by such consolidation or into which Consumers is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Consumers under the Indenture with the same effect as if such successor corporation had been named as Consumers therein and Consumers will be released from all obligations under the Indenture. (Section 12.02) For purposes of the Indenture, the conveyance or other transfer by Consumers of (a) all or any portion of its facilities for the generation of electric energy, (b) all of its facilities for the transmission of electric energy or (c) all of its facilities for the distribution of natural gas, in each case considered alone or in any combination with properties described in any other clause, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of Consumers, as or substantially as an entirety. (Section 12.01)

CERTAIN COVENANTS OF CONSUMERS

Limitation on Liens

    The Indenture provides that, so long as any such Senior Notes are outstanding, Consumers may not issue, assume, guarantee or permit to exist after the Release Date any Debt that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Operating Property of Consumers, whether owned at the date of the Indenture or thereafter acquired, without in any such case effectively securing the Senior Notes (together with, if Consumers shall so determine, any other indebtedness of Consumers ranking equally with the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured).

    The foregoing restriction will not apply to: (1) Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property);
(2) Liens on Operating Property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, Consumers; (3) Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement; (4) Liens in favor of any State or any department, agency or instrumentality or political subdivision of any State, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, obligations of Consumers with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property of Consumers; or (5) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (4), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the foregoing restriction will not apply to the issuance, assumption or guarantee by Consumers of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt of Consumers (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (5) and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of Net Tangible Assets or 15% of Capitalization. (Section 6.07).

Limitation on Sale and Lease-Back Transactions

    The Indenture provides that so long as such Senior Notes are outstanding, Consumers may not enter into or permit to exist after the Release Date any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such Operating Property or the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) Consumers would be entitled pursuant to any of the provisions described in clauses (1) to
(5) of the first sentence of the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the Senior Notes,
(b) after giving effect to such Sale and Lease-Back Transaction, Consumers could incur pursuant to the provisions described in the second sentence of the second paragraph under "Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (a)), or (c) Consumers applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased to the retirement of Senior Notes or other Debt of Consumers ranking equally with, the Senior Notes, subject to reduction for Senior Notes and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity. (Section 6.08).

Certain Definitions

    "Capitalization" means the total of all the following items appearing on, or included in, the consolidated balance sheet of Consumers: (i) liabilities for indebtedness maturing more than twelve (12) months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the Indenture), premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock of Consumers held in its treasury.

    "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any thereof.

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

    "Net Tangible Assets" means the amount shown as total assets on the consolidated balance sheet of Consumers, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which Consumers is engaged and that are approved by the independent accountants regularly retained by Consumers, and may be determined as of a date not more than sixty
(60) days prior to the happening of the event for which such determination is being made.

    "Operating Property" means (i) any interest in real property owned by Consumers and (ii) any asset owned by Consumers that is depreciable in accordance with GAAP, excluding, in either case, any interest of Consumers as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with GAAP.

    "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to Consumers of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by Consumers to such person; provided, however, Sale and Lease-back Transaction does not include any arrangement first entered into prior to the date of the Indenture.

    "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to Consumers from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (ii) the net book value of such property, as determined in accordance with generally accepted accounting principles by Consumers at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

VOTING OF SENIOR NOTE MORTGAGE BONDS HELD BY TRUSTEE

    The Trustee, as the holder of Senior Note Mortgage Bonds, will attend any meeting of bondholders under the Mortgage, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. So long as no Event of Default as defined in the Indenture has occurred and is continuing, the Trustee will vote or consent:

    (a in favor of amendments or modifications of the Mortgage of substantially the same tenor and effect as follows:

         (i) to eliminate the maintenance and replacement fund and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of First Mortgage Bonds;

         (ii) to eliminate sinking funds or improvement funds ("S&I Funds") and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of First Mortgage Bonds;

         (iii) to eliminate the restriction on the payment of dividends on common stock and to eliminate the requirements in connection with the periodic examination of the mortgaged and pledged property by an independent engineer;

         (iv) to permit First Mortgage Bonds to be issued under the Mortgage in a principal amount equal to 70% of unfunded net property additions instead of 60%, to permit S&I Fund requirements (to the extent not otherwise eliminated) under the Mortgage to be satisfied by the application of net property additions in an amount equal to 70% of such additions instead of 60%, and to permit the acquisition of property subject to certain liens prior to the lien of the Mortgage if the principal amount of indebtedness secured by such liens does not exceed 70% of the cost of such property instead of 60%;

         (v) to eliminate requirements that Consumers deliver a net earnings certificate for any purpose under the Mortgage;

         (vi) to raise the minimum dollar amount of insurance proceeds on account of loss or damage that must be payable to the Trustee from $50,000 to an amount equal to the greater of (A) $5,000,000 and (B) three per centum (3%) of the aggregate principal amount of First Mortgage Bonds outstanding;

         (vii) to increase the amount of the fair value of property which may be sold or disposed of free from the lien of the Mortgage, without any release or consent by the Trustee, from not more than $25,000 in any calendar year to not more than an amount equal to the greater of (A) $5,000,000 and (B) three per centum (3%) of the aggregate principal amount of First Mortgage Bonds then outstanding; and

         (viii) to permit certain mortgaged and pledged property to be released from the lien of the Mortgage if, in addition to certain other conditions, the Trustee receives purchase money obligations of not more than 70% of the fair value of such property instead of 60% and to eliminate the further requirement for the release of such property that the aggregate principal amount of purchase money obligations held by the Trustee not exceed 20% of the principal amount of First Mortgage Bonds outstanding; and

         (ix) to eliminate the restriction prohibiting the Mortgage Trustee from applying cash held by it pursuant to the Mortgage to the purchase of bonds not otherwise redeemable at a price exceeding 110% of the principal of such bonds, plus accrued interest; and

    (b) with respect to any other amendments or modifications of the Mortgage, as follows: the Trustee shall vote all Senior Note Mortgage Bonds then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the Mortgage, the holders of which are eligible to vote or consent; provided, however, that the Trustee shall not so vote in favor of, or so consent to, any amendment or modification of the Mortgage which, if it were an amendment or modification of the Indenture, would require the consent of Holders of Senior Notes as described under "Modification," without the prior consent of Holders of Senior Notes which would be required for such an amendment or modification of the Indenture. (Section 4.03)

RESIGNATION OR REMOVAL OF TRUSTEE

    The Trustee may resign at any time upon written notice to Consumers specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Trustee and such specified day. (Section 9.10)

    The Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, so long as no Event of Default or event which, with the giving of notice or lapse of time or both, would become an Event of Default has occurred and is continuing, Consumers may remove the Trustee upon notice to the holder of each Senior Note outstanding and the Trustee, and appointment of a successor Trustee. (Section 9.10)

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank is both the Trustee under the Indenture and the Mortgage Trustee under the Mortgage. Consumers and its affiliates maintain depository and other normal banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank is also a lender to Consumers and its affiliates. The Indenture provides that Consumers' obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Senior Notes upon all property and funds held or collected by the Trustee as such.

GOVERNING LAW

    The Indenture and each Senior Note will be governed by Michigan Law.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

    The Exchange Notes will be issued initially in the form of one or more registered global Exchange Notes without interest coupons (collectively, the "Global Exchange Notes"). Upon issuance, the Global Exchange Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

    The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Exchange Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

Depositary Procedures

    DTC has advised Consumers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised Consumers that, pursuant to DTC's procedures, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see "ge Notes for Certificated Exchange Notes."

    EXCEPT AS DESCRIBED IN " - Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Under the terms of the Indenture, Consumers and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Senior Debt Indenture. Consequently, neither Consumers, the Trustee nor any agent of Consumers or the Trustee has or will have any responsibility or liability for
(i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised Consumers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or Consumers. Neither Consumers nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and Consumers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

    The Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

    DTC has advised Consumers that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default with respect to the Exchange Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Exchange Notes in certificated form, and to distribute such certificated forms of Exchange Notes to its Direct Participants. See "--Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Consumers or the Trustee will have any responsibility for the performance by DTC, or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

    The information in this section concerning DTC and its book-entry systems has been obtained from sources that Consumers believes to be reliable, but Consumers takes no responsibility for the accuracy thereof.

Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes

    An entire Global Exchange Note may be exchanged for Certificated Exchange Notes if (i) (x) DTC notifies Consumers that it is unwilling or unable to continue as Depositary for the Global Exchange Notes or Consumers determines that DTC is unable to act as such Depositary and Consumers thereupon fails to appoint a successor depositary within 90 days or (y) DTC has ceased to be a clearing agency registered under the Exchange Act, (ii) Consumers, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, Consumers will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Exchange Notes.

    Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    Neither Consumers nor the Trustee will be liable for any delay by the holder of the Global Exchange Notes or DTC in identifying the beneficial owners of Exchange Notes, and Consumers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or DTC for all purposes.


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

                       DESCRIPTION OF FIRST MORTGAGE BONDS

GENERAL

    The Senior Note Mortgage Bonds were issued under an Indenture dated as of September 1, 1945, between Consumers and The Chase Manhattan Bank, as trustee (the "Mortgage Trustee"), as amended and supplemented by various supplemental indentures and as further supplemented by a Supplemental Indenture dated as of June 15, 1998 providing for the series of Senior Note Mortgage Bonds relating to the Exchange Notes (the "Mortgage"). In connection with the change of the state of incorporation from Maine to Michigan in 1968, Consumers succeeded to and was substituted for the Maine corporation under the Mortgage. At August 31, 1998, four series of First Mortgage Bonds in an aggregate principal amount of approximately $674 million were outstanding under the Mortgage, excluding four series of First Mortgage Bonds in an aggregate principal amount of $925 million to secure outstanding Senior Notes and one series of First Mortgage Bonds in an aggregate principal amount of $30 million to secure outstanding pollution control revenue bonds. The statements herein concerning the Senior Note Mortgage Bonds and the Mortgage are an outline and do not purport to be complete. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Mortgage a copy of which will be available upon request to the Trustee.

    The Senior Note Mortgage Bonds relating to the Exchange Notes ("Senior Note Exchange Mortgage Bonds") were issued as security for Consumers' obligations under the Indenture and were delivered to and registered in the name of the Trustee. The Senior Note Exchange Mortgage Bonds were issued as security for the Notes and will secure the Exchange Notes until the Release Date. For purposes of the Indenture, the Senior Note Exchange Mortgage Bonds shall be deemed to be the "related series" of Senior Note Mortgage Bonds in respect of the Exchange Notes. The Indenture provides that the Trustee shall not transfer any Senior Note Mortgage Bonds except to a successor trustee, to Consumers (as provided in the Indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Consumers. The Trustee shall generally vote the Senior Note Mortgage Bonds proportionately with what it believes to be the vote of all other First Mortgage Bonds then outstanding except in connection with certain amendments or modifications of the Mortgage, as described under "Description of Exchange Notes -- Voting of Senior Note Mortgage Bonds Held by Trustee."

    The Senior Note Exchange Mortgage Bonds will correspond to the Exchange Notes in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on the Exchange Notes, Senior Note Exchange Mortgage Bonds in a principal amount equal to the principal amount of such Exchange Notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Consumers to make such payment shall be discharged. The Mortgage Trustee may conclusively assume that the obligation to make payments on the Senior Note Exchange Mortgage Bonds has been discharged unless it has received a written notice from the Trustee stating that timely payment on the Exchange Notes has not been made.

REDEMPTION PROVISIONS

    The Senior Note Exchange Mortgage Bonds are not redeemable by operation of the improvement fund or the maintenance or replacement provisions of the Mortgage, or with the proceeds of released property.

    In the event of an Event of Default under the Indenture and acceleration of the Exchange Notes, the Senior Note Exchange Mortgage Bonds will be immediately redeemable in whole, upon demand of the Trustee, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date. See "Description of Exchange Notes -- Events of Default."

PRIORITY AND SECURITY

    The Senior Note Mortgage Bonds will rank pari passu as to security with bonds of other series now outstanding or hereafter issued under the Mortgage, which is a direct first lien on substantially all of Consumers' property and franchises (other than certain property expressly excluded from the lien thereof (such as cash, bonds, stock and certain


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

other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the Mortgage)), and subject to excepted encumbrances (and certain other limitations) as defined and described in the Mortgage and subject to the provisions of MCL 324.20138. MCL 324.20138 provides that under certain circumstances, the State of Michigan's lien against property on which it has incurred costs related to any response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The Mortgage permits, with certain limitations specified in Section 7.05, the acquisition of property subject to prior liens and, under certain conditions specified in Section 7.14, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens. (Granting Clauses, Article I.)

IMPROVEMENT FUND REQUIREMENT

    The supplemental indentures under which certain series of outstanding bonds have been issued provide for annual improvement fund payments, in cash and/or bonds, in the amount of an "improvement fund requirement" (which generally is 1% of the principal amount of such bonds, less certain bonds retired), which may also be satisfied with, and cash withdrawn to the extent of, 60% of unfunded net property additions. The Senior Note Exchange Mortgage Bonds will not have the benefit of any sinking or improvement fund.

MAINTENANCE AND REPLACEMENT REQUIREMENT

    The supplemental indentures under which all series of outstanding bonds prior to the Sixty-seventh Supplemental Indenture have been issued have incorporated certain covenants contained in Section 7.07 of the Mortgage. Such covenants, in addition to a general covenant with respect to maintenance of the mortgaged property, require Consumers as of the end of each calendar year to have applied certain amounts for maintenance, renewals and replacements of the mortgaged and pledged property. The supplemental indenture relating to the Senior Note Exchange Mortgage Bonds does not incorporate Section 7.07 of the Mortgage.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

    Additional bonds may be issued under the Mortgage to the extent of 60% of unfunded net property additions or against the deposit of an equal amount of cash, if, for any period of twelve consecutive months within the fifteen preceding calendar months the net earnings of Consumers (before income or excess profit taxes) shall have been at least twice the interest requirement for one year on all bonds outstanding and to be issued and on indebtedness of prior or equal rank. Additional bonds may also be issued to refund bonds theretofore outstanding under the Mortgage. Deposited cash may be applied to the retirement of bonds or be withdrawn in an amount equal to the principal amount of bonds which may be issued on the basis of unfunded net property additions. (Articles I, IV, V and VI.) As of June 30, 1998, unfunded net property additions were $2.8 billion, and Consumers could issue $1.7 billion of additional bonds on the basis of such property additions. In addition, at June 30, 1998, Consumers could issue $731 million of additional bonds on the basis of bonds previously retired.

    The Senior Note Exchange Mortgage Bonds were issued upon the basis of retired bonds.

RELEASE AND SUBSTITUTION OF PROPERTY

    The Mortgage provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of cash deposited with the Mortgage Trustee, bonds or purchase money obligations delivered to the Mortgage Trustee, prior lien bonds delivered to the Mortgage Trustee or reduced or assumed by the purchaser, property additions acquired in exchange for the property released, or upon a showing that unfunded net property additions exist. The Mortgage also permits the withdrawal of cash upon a


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

showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds. (Articles VI, VII and X.)

LIMITATIONS ON DIVIDENDS

    The supplemental indenture relating to the Senior Note Exchange Mortgage Bonds does not restrict Consumers' ability to pay dividends on its Common Stock. However, supplemental indentures relating to certain series of outstanding bonds prohibit the payment of common dividends except out of retained earnings which have accumulated since September 30, 1945 less the amount, if any, that actual charges to income or retained earnings since December 31, 1945 for repairs, maintenance and depreciation of certain of the property subject to the Indenture are less than the maintenance and replacement requirements applicable pursuant to Section 7.07 of the Indenture for the equivalent period.

MODIFICATION OF MORTGAGE

    The Mortgage, the rights and obligations of Consumers and the rights of the bondholders may be modified by Consumers with the consent of the holders of 75% in principal amount of the bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder's consent. (Article XVII.) Consumers has reserved the right without any consent or other action by the holders of bonds of any series created after September 15, 1993 (including the Senior Note Exchange Mortgage Bonds) or by the holder of any Senior Note or Exchange Note, to amend the Mortgage in order to substitute a majority in principal amount of bonds outstanding under the Mortgage for the 75% requirement set forth above (and then only in respect of such series of outstanding bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

CONCERNING THE MORTGAGE TRUSTEE

    As of July 16, 1984, Citibank, N.A. resigned as Trustee under the Mortgage and was replaced by Manufacturers Hanover Trust Company. As of June 19, 1992 Chemical Bank became successor Mortgage Trustee, and as of July 15, 1996 The Chase Manhattan Bank became successor Mortgage Trustee.

    The Chase Manhattan Bank is also the Trustee under the Indenture. Consumers and its affiliates maintain depository and other normal banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank is also a lender to Consumers and its affiliates. The Mortgage provides that Consumers' obligations to compensate the Mortgage Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Senior Note Mortgage Bonds upon all property and funds held or collected by the Mortgage Trustee as such.

    The Mortgage Trustee or the holders of 20% in aggregate principal amount of the bonds may declare the principal due on default, but the holders of a majority in aggregate principal amount may annul such declaration and waive the default if the default has been cured. (Section 11.05.) Subject to certain limitations, the holders of a majority in aggregate principal amount may generally direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage. (Sections 11.01 and 11.12.) No bondholder has the right to institute any proceedings for the enforcement of the Mortgage unless such holder shall have given the Mortgage Trustee written notice of a default, the holders of 20% of outstanding bonds shall have tendered to the Mortgage Trustee reasonable security or indemnity against costs, expenses and liabilities and requested the Mortgage Trustee to take action, the Mortgage Trustee shall have declined to take action or failed to do so within sixty days and no inconsistent directions shall have been given by the holders of a majority in aggregate principal amount of the bonds. (Section 11.14.) The Mortgage Trustee is not required to advance or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties if there is reasonable ground for believing that repayment is not reasonably assured to it. (Section 16.03.)

DEFAULTS

    By Section 11.01 of the Mortgage, the following are defined as "defaults": failure to pay principal when due; failure to pay interest for sixty days; failure to pay any installment of any sinking or other purchase fund for ninety days; certain events in bankruptcy, insolvency or reorganization; failure to perform any other covenant for ninety days following written demand by the Mortgage Trustee for Consumers to cure such failure. Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the bonds under the Mortgage at the rate of 6% per annum. The Mortgage does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the Trustee a certificate as to compliance with all conditions and covenants under the Mortgage.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

    The Notes were sold by Consumers on June 24, 1998 pursuant to the Purchase Agreement dated June 18, 1998 (the "Purchase Agreement") by and among Consumers and the Initial Purchasers and were subsequently offered by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A that are accredited investors in a manner exempt from registration under the Securities Act as well as to purchasers pursuant to Regulation S under the Securities Act.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement which has been filed as an exhibit to the Exchange Offer Registration Statement and a copy of which is available as set forth in "Available Information."

    Consumers and the Initial Purchasers entered into the Registration Rights Agreement dated as of June 24, 1998. Pursuant to the Registration Rights Agreement, Consumers agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") on the appropriate form under the Securities Act with respect to the offer to exchange the Notes for a new series of notes of Consumers (the "Senior Remarketed Secured Notes, Series B, Due 2018" or "Exchange Notes") registered under the Securities Act with terms substantially identical to those of the Notes (the "Exchange Offer") (except that the Exchange Notes will not contain terms with respect to transfer restrictions or for provision of additional interest during the continuation of a Registration Default (as defined below)). Upon the effectiveness of the Exchange Offer Registration Statement, Consumers will offer Exchange Notes pursuant to the Exchange Offer in exchange for Transfer Restricted Securities (as defined herein) to the Holders of Transfer Restricted Securities who are able to make certain representations. If (i) Consumers is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies Consumers that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and owns Notes acquired directly from Consumers or an affiliate of Consumers, Consumers will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Consumers will use its best efforts to cause the applicable registration statement to be declared effective by the Commission on or prior to 180 days after such filing obligation arises. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Note for an Exchange Note, the date on which such an Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, or (iv) the date on which such Note is eligible to be distributed to the public pursuant to Rule 144 under the Securities Act.

    The Registration Rights Agreement will provide that (i) Consumers will file an Exchange Offer Registration Statement with the Commission on or prior to 150 days after the closing date, (ii) Consumers will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Consumers will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, Consumers will file the Shelf Registration Statement with the Commission on or prior to 150 days after such filing obligation arises and to use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after the date on which Consumers becomes obligated to file such Shelf Registration Statement. Except as provided in the next paragraph, if (a) Consumers fails to file any of the Registration

Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) Consumers fails to consummate the Exchange Offer within 30 business days after the Exchange Offer Registration Statement is first declared effective or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above being a "Registration Default"), then Consumers will pay additional interest to each Holder of Notes at a rate of .25% per annum until all such Registration Defaults are cured. All accrued additional interest will be paid by Consumers on each interest payment date to the Depositary by wire transfer of immediately available funds or by federal funds check and to Holders of certificated securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

    Holders of Notes will be required to make certain representations to Consumers (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    The term "Expiration Date" shall mean November 13, 1998, unless Consumers, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    To extend the Expiration Date, Consumers will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that Consumers is extending the Exchange Offer for a specified period of time.

    Consumers reserves the right (i) to delay acceptance of any Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Notes not previously accepted if any of the conditions set forth herein under "- Conditions" shall have occurred and shall not have been waived by Consumers, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by Consumers to constitute a material change, Consumers will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Notes of such amendment.

    Without limiting the manner in which Consumers may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, Consumers shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will accrue interest at the rate of 6 50% per annum from the last date on which interest was paid on the Notes, or, if no interest has been paid on such Notes, from June 24, 1998, the date of issuance of the Notes for which the Exchange Offer is being made until June 15, 2005 (the "Initial Interest Rate Period"). Interest on the Exchange Notes during the Initial Interest Rate Period will be payable semiannually on June 15 and December 15, commencing December 15, 1998. Thereafter, each Exchange Note will bear interest at Consumers' option in either the

Daily Interest Rate Mode, the Weekly Interest Rate Mode, the Commercial Paper Rate Mode, the Long Term Rate Mode or the Fixed Interest Rate Mode (all such terms as defined herein). Each Exchange Note may have the same or a different interest rate, Interest Rate Mode, Interest Rate Adjustment Date or Interest Rate Period (all such terms as defined herein) from each other Exchange Note. After June 15, 2005, interest rates will be periodically established by one or more Remarketing Agents (as defined herein) selected by Consumers.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Notes into the Exchange Agent's account at The Depositary (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO CONSUMERS. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The tender by a holder of Notes will constitute an agreement between such holder and Consumers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor' institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

    If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by Consumers, evidence satisfactory to Consumers of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Notes will be determined by Consumers, in its sole discretion, which determination will be final and binding. Consumers reserves the absolute right to reject any and all Notes not properly tendered or any Notes which, if accepted, would, in the opinion of counsel for Consumers, be unlawful. Consumers also reserves the absolute right to waive any irregularities or conditions of tender as to particular Notes. Consumers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as Consumers shall determine. Neither Consumers, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, Consumers reserves the right, in its sole discretion, subject to the provisions of the Senior Debt Indenture, to purchase or make offers for any Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Agreement, and to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Notes properly tendered will be accepted promptly after the Expiration Date, and the Exchange Notes will be issued promptly after acceptance of the Notes. See "- Conditions." For purposes of the Exchange Offer, Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if Consumers has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of Exchange Notes for Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Consumers (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Notes and the amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

    Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under "Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Notes were tendered, identify the principal amount of the Notes to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes and otherwise comply with the procedures of such Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by Consumers, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "- Procedures for Tendering" and "- Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Notes, and Consumers may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if, because of any change in law, or applicable interpretations thereof by the Commission, Consumers determines that it is not permitted to effect the Exchange Offer. Consumers has no obligation to, and will not knowingly, permit acceptance of tenders of Notes from affiliates of Consumers or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Staff of the Commission, or if the Exchange Notes to be received by such holder or holders of Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

    The Chase Manhattan Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

   By Mail (Certified, Registered, Overnight or First Class) or Hand Delivery:

                            The Chase Manhattan Bank
                            55 Water Street. Room 234
                                 North Building
                            New York, New York 10041

                                  By Facsimile
                        (For Eligible Institutions Only)
                                  (212)638-7380

                                Telephone Number
                                 (212) 638-0828

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Consumers. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of Consumers.

    Consumers will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Consumers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

    The expenses to be incurred in connection with the Exchange Offer will be paid by Consumers, including fees and expenses of the Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

    Consumers will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF EXCHANGE NOTES

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, Consumers believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any owner of such Exchange Notes (other than any such owner which is an "affiliate" of Consumers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any owner of Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13,1988, as interpreted in the Commission's letter to Shearman & Sterling dated July 2, 1993) and Morgan Stanley & Co., Incorporated (available June 5, 1991), Warnaco, Inc.(available June 5, 1991), and Epic Properties, Inc. (available October 21, 1991) or similar no-action letters (collectively the "No-Action Letters") but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

    By tendering in the Exchange Offer, each Holder (or DTC participant, in the case of tenders of interests in the Global Notes held by DTC) will represent to Consumers (which representation may be contained the Letter of Transmittal) to the effect that (A) it is not an affiliate of Consumers, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (C) it is acquiring the Exchange Notes in its ordinary course of business. Each Holder will acknowledge and agree that any broker-dealer and any such Holder using the Exchange Offer to participate in a distribution of the Exchange Notes acquired in the Exchange Offer (1) could not under Commission policy as in effect on the date of the Registration Rights Agreement rely on the position of the Commission enunciated in the No-Action Letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Notes acquired by such Holder directly from Consumers or an affiliate thereof.

    To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the Exchange Notes prior to offering or selling such Exchange Notes. Consumers has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to cooperate with selling Holders or underwriters in connection with the registration and qualification of the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of Exchange Notes to trade the Exchange Notes without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be registered under the Securities Act, except pursuant a transaction not subject to, the Securities Act and applicable state securities laws. Consumers does not currently anticipate that it will register the Notes under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.


                        DIRECTORS AND EXECUTIVE OFFICERS

    The information required by this item appears (i) under "Nominees for Election as Directors" on pages 2 through 5 of CMS Energy Corporation's definitive Proxy Statement, dated April 20, 1998, relating to its 1998 Annual Meeting of Shareholders (the "1998 Proxy Statement"); (ii) under "Section 16(a) Beneficial Ownership Reporting Compliance" on page 6 of the 1998 Proxy Statement; and (iii) under "CMS Energy and Consumers Executive Officers" on pages 21 through 23 of CMS Energy and Consumers Annual Report on Form 10-K for the fiscal year ended December 31, 1997, all of which information is incorporated by reference.


                             EXECUTIVE COMPENSATION

    The information required by this item appears under (i) "Executive Compensation" on pages 10 through 12 of the 1998 Proxy Statement; (ii) "Executive Compensation" on pages 3 and 4 of Consumers Energy Company's definitive Proxy Statement, dated April 20, 1998, relating to its 1998 Annual Meeting of Shareholders; and (iii) "Organization and Compensation Committee Report" on pages 13 through 14 of the 1998 Proxy Statement all of which information is incorporated by reference.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF NOTES FOR EXCHANGE NOTES

    The following summary describes the principal United States federal income tax consequences to holders who exchange Notes for Exchange Notes pursuant to the Exchange Offer. This summary is intended to address the beneficial owners of Notes that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any State or the District of Columbia, or estates or trusts that are not foreign estates or trusts for United States federal income tax purposes, in each case, that hold the Notes as capital assets.

    The exchange of Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of a Note whose Note is accepted in the Exchange Offer will not recognize gain or loss on the exchange. A tendering holder's tax basis in the Exchange Notes received pursuant to the Exchange Offer will be the same as such holder's tax basis in the Notes surrendered therefor. A tendering holder's holding period for the Exchange Notes received pursuant to the Exchange Offer-will include its holding period for the Notes surrendered therefor.

    ALL HOLDERS OF NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF NOTES FOR EXCHANGE NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES

    The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes or the Exchange Notes by a United States Holder (as defined below). This summary deals only with the United States Holders that will hold the Notes or the Exchange Notes as capital assets. The discussion does not cover-all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the Notes or the Exchange Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Notes or the Exchange Notes as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States Dollars). Furthermore, the discussion below is based on provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

    PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

    As used herein, the term "United States Holder" means a beneficial owner of the Notes or the Exchange Notes that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) a person or entity that is otherwise subject to United States federal income tax on a net income basis in respect of income derived from the Notes or the Exchange Notes, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph.

INTEREST

    Interest paid on an Existing Note or an Exchange Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE EXCHANGE NOTES

    In general (with certain exceptions described below) a United States Holder's tax basis in an Exchange Note will equal the price paid for the Notes for which such Exchange Note was exchanged pursuant to the Exchange Offer. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of an Note or an Exchange Note (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's tax basis in the Note or the Exchange Note (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of an Note or a Exchange Note will be capital gain or loss. Under the "Taxpayer Relief Act of 1997" (the "Taxpayer Act") the maximum rate applicable to long-term capital gains of individuals has been reduced to 20%. However, the Taxpayer Act also extends the holding period for long-term capital gains to 18 months for capital assets disposed of after July 28, 1997. Gain on capital assets held between 12 months and 18 months are subject to tax at a maximum rate of 28%. Any such gain will generally be United States source gain.

BOND PREMIUM

    If a United States Holder acquires an Exchange Note or has acquired a Note, in each ease, for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, unless the IRS consents to a revocation of the election. The basis of an Exchange Note will be reduced by any amortizable bond premium taken as a deduction,

MARKET DISCOUNT

    The purchase of an Exchange Note or the purchase of a Note other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a United States Holder purchases an Exchange Note (or purchased a Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (and its predecessor Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Note or a Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the Exchange Note with respect to which it is made and is irrevocable.

    In lieu of including the accrued market discount income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the Internal Revenue Service consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of a Exchange Note (or, where applicable, a predecessor
Note) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount Exchange Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Exchange Note, if any, in an amount not exceeding the accrued market discount on such Exchange Note until the maturity or disposition of such Exchange Note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Payments of interest and principal on, and the proceeds of sale or other disposition of the Notes or the Exchange Notes payable to a United States Holder, may be subject to information reporting requirements and backup withholding at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.


                              PLAN OF DISTRIBUTION


    Each broker-dealer that receives Exchange Notes for its own account pursuant the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connections with resales of the Exchange Notes received in exchange for the Notes where such Notes were acquired as a result of market-making activities or other trading activities. Consumers has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    Consumers will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transaction, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of one year after the Expiration Date, Consumers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Consumers has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Exchange Notes against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

    Opinions as to the legality of the Exchange Notes will be rendered for Consumers by Michael D. Van Hemert, Assistant General Counsel for CMS Energy, Consumers' parent. Certain United States Federal income taxation matters will be passed upon for Consumers by Theodore J. Vogel, tax counsel for CMS Energy, Consumers' parent.

                                     EXPERTS

    The consolidated financial statements and schedules of Consumers as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    With respect to the unaudited interim consolidated financial information for the periods ended March 31, and June 30, 1998 and 1997, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

    Future consolidated financial statements of Consumers and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extend that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

================================================================================

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONSUMERS, THE INITIAL PURCHASERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                   TABLE OF CONTENTS

FIX THIS
                                                  PAGE
Available Information...............................1
Incorporation of Certain Documents by
  Reference.........................................1
Prospectus Summary..................................2
Consumers Energy Company............................8
Selected Consolidated Financial Data...............10
Use of Proceeds....................................10
Ratio of Earnings to Fixed Charges.................10
Description of Exchange Notes......................11
Description of First Mortgage Bonds................39
The Exchange Offer.................................43
Directors and Executive Officers...................49
Executive Compensation.............................49
Certain United States Federal Income
  Tax Consequences.................................50
Plan of Distribution...............................52
Legal Matters......................................52
Experts............................................53




================================================================================



                                OFFER TO EXCHANGE
                        SENIOR REMARKETED SECURED NOTES,
                               SERIES B, DUE 2018


                       FOR ANY AND ALL OF THE OUTSTANDING
                        SENIOR REMARKETED SECURED NOTES,
                               SERIES A, DUE 2018





                           WHICH HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933,
                                   AS AMENDED



                             [CONSUMERS ENERGY LOGO]





================================================================================